UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SIRONA DENTAL SYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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January 22, 2013

Dear Stockholders:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Sirona Dental Systems, Inc. (the “Company”), to be held on Wednesday, February 20, 2013 beginning at 11:00 a.m. at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654.

Information about the meeting and the various matters on which the stockholders will vote is included in the Notice of Meeting and Proxy Statement which follow. Also included is a proxy card and postage-paid return envelope. Please sign, date and mail the enclosed proxy card in the return envelope provided, as promptly as possible, whether or not you plan to attend the meeting. A copy of the Company’s 2012 Annual Report is also enclosed for your review.

I look forward to greeting you personally at the meeting.

Sincerely,

Jost Fischer

Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 20, 2013

TO THE STOCKHOLDERS OF SIRONA DENTAL SYSTEMS, INC.:

Notice is hereby given that the Annual Meeting of Stockholders of Sirona Dental Systems, Inc. (the “Company”) will be held on Wednesday, February 20, 2013 beginning at 11:00 a.m., at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654, for the following purposes:

1.	To elect two (2) directors to serve for three-year terms or until their respective successors are elected and qualified;

2.	To ratify the selection of KPMG AG, Wirtschaftsprüfungsgesellschaft, Frankfurt, Germany (“KPMG”) as the Company’s independent auditor for the fiscal year ending September 30, 2013;

3.	To conduct an advisory vote on compensation of the Company’s named executive officers as disclosed in this Proxy Statement under “Other Information for the Annual Meeting of Sirona Dental Systems, Inc.’s Stockholders—Compensation of Executive Officers;”

4.	To conduct an advisory vote on a shareholder proposal to declassify the Board of Directors of the Company;

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors recommends a “FOR” vote for proposals (1), (2) and (3) above. The Board of Directors recommends a vote “AGAINST” proposal (4) above.

Only holders of record of Common Stock as of the close of business on December 24, 2012 are entitled to notice of and to vote at the meeting and any adjournments thereof.

If you attend the meeting in person, please proceed to the security desk at the front of the building and be prepared to show at least one form of photo identification.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on February 20, 2013: The 2012 Proxy Statement and the Company’s 2012 Annual Report are available at www.sirona.com.

In accordance with Delaware law, a list of the holders of Common Stock entitled to vote at the 2012 Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, for at least 10 days prior to the Annual Meeting, at the offices of the Company, located at 30-30 47th Avenue, Suite 500, Long Island City, New York 11101.

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

*  *  *  *

By Order of the Board of Directors,

Jonathan Friedman

Secretary

Long Island City, New York

January 22, 2013

Page

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS	1

PROPOSAL 1—ELECTION OF DIRECTORS	4

PROPOSAL 2—RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITOR	16

PROPOSAL 3—ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT UNDER “OTHER INFORMATION FOR THE ANNUAL MEETING OF SIRONA DENTAL SYSTEMS, INC.’S STOCKHOLDERS—COMPENSATION OF EXECUTIVE OFFICERS”	18

PROPOSAL 4—ADVISORY VOTE ON SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS	19

OTHER INFORMATION FOR THE ANNUAL MEETING OF SIRONA DENTAL SYSTEMS, INC.’S STOCKHOLDERS	23

Security Ownership of Certain Beneficial Owners and Management	23

Section 16(a) Beneficial Ownership Reporting Compliance	24

Equity Compensation Plan Information	24

Compensation of Directors	25

Compensation of Executive Officers	26

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	52

HOUSEHOLDING OF PROXY MATERIALS	52

SOLICITATION OF PROXIES	52

PROPOSALS FOR THE 2013 ANNUAL MEETING	52

GENERAL	53

OTHER MATTERS	54

Sirona Dental Systems, Inc.

30-30 47th Avenue

Suite 500

Long Island City, New York 11101

(718) 482-2011

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On February 20, 2013

We are sending you our proxy materials in connection with the solicitation of the enclosed proxy by the Board of Directors of Sirona Dental Systems, Inc. (the “Company”) for use at the 2012 Annual Meeting of Stockholders, and at any adjournments thereof.

Attending the Annual Meeting

The Annual Meeting will be held on February 20, 2013, at 11:00 a.m., at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654 to consider the matters set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement and the form of proxy enclosed are being mailed to stockholders with the Company’s Annual Report to Stockholders commencing on or about January 22, 2013.

Stockholders Entitled to Vote

Only stockholders of record of the Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) at the close of business on December 24, 2012 will be entitled to vote at the Annual Meeting. As of that date, a total of 54,988,951 shares of Common Stock were outstanding (excluding 1,788,292 treasury shares held by the Company), each share (excluding treasury shares by the Company) being entitled to one vote. Shares of Common Stock owned by the Company are not entitled to vote at the Annual Meeting. There is no cumulative voting.

Quorum

The presence, at the commencement of the Annual Meeting, in person or by proxy of the holders of a majority of the issued and outstanding shares of Common Stock of the Company will constitute a quorum for the transaction of business at the Annual Meeting. If, however, a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the Annual Meeting, without notice other than announcement at the Annual Meeting, until a quorum shall be present or represented.

Shares owned by the Company are not voted and do not count for quorum purposes. In order to assure the presence of a quorum at the Annual Meeting, please vote your shares in accordance with the instructions described above, even if you plan to attend the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Street Name Holders and Record Holders

If you own shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our stock register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own Common Stock in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials, including a voting instruction card, from your broker, you should vote your shares by following the procedures specified on the voting instruction card. Shortly before the Annual Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the Annual Meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the Annual Meeting.

If you are the registered holder of shares, you are the record holder of those shares, and you should vote your shares as described below under “How Record Holders Vote.”

How Record Holders Vote

You can vote at the Annual Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always attend the Annual Meeting and revoke your proxy by voting in person.

There are three ways to vote by proxy:

•	By telephone—You can vote by touch tone telephone by calling toll-free 1-877-456-7915 and following the instructions on our proxy card;

•	By Internet—You can vote by Internet by going to the website http://proxy.georgeson.com and following the instructions on our proxy card; or

•	By mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card.

By giving us your proxy, you are authorizing the individual named on our proxy card, the proxy, to vote your shares in the manner you indicate. You may (i) vote for the election of all of our director nominees, (ii) withhold authority to vote for all of our director nominees, or (iii) vote for the election of one or more of our director nominees and withhold authority to vote for the other nominee(s), by so indicating on the proxy card. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the ratification of the appointment of KPMG as the Company’s independent auditor for fiscal year ending September 30, 2013, the approval of the compensation of the Company’s named executive officers as described in this Proxy Statement under “Other Information for the Annual Meeting of Sirona Dental Systems, Inc.’s Stockholders—Compensation of Executive Officers” and the shareholder proposal to declassify the Board of Directors of the Company.

If you vote by proxy without indicating your instructions, your shares will be voted as follows:

FOR:

•	The election of our two (2) director nominees;

•	The ratification of the appointment of KPMG as the Company’s independent auditor; and

•

The approval of the compensation of the Company’s named executive officers as described in this Proxy Statement under “Other Information for the Annual Meeting of Sirona Dental Systems, Inc.’s Stockholders—Compensation of Executive Officers.”

AGAINST:

•	The declassification of the Company’s Board of Directors.

Revocation of Proxies

A stockholder may revoke a proxy at any time prior to its exercise (i) by giving to the Company’s Corporate Secretary a written notice of revocation of the proxy’s authority, (ii) by submitting a duly elected proxy bearing a later date or (iii) by attending the Annual Meeting and voting in person.

The Vote Necessary for Action to be Taken

The nominees for director for three-year terms will be elected, provided that they receive the affirmative vote of a plurality of the shares present at the Annual Meeting, whether in person or by proxy. This means that, if a quorum is present, the two persons receiving the greatest number of votes will be elected to serve as directors. As a result, withholding authority to vote for a director nominee, or abstentions, and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.

The affirmative vote of a majority of the Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to approve the ratification of the selection of our independent auditors, to approve the advisory proposal on the compensation of the Company’s named executive officers and to approve the declassification of the Company’s Board of Directors. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal.

Other Matters

As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the person named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors of the Company (the “Board”) is currently composed of nine members divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Ms. Simone Blank and Mr. Timothy P. Sullivan are the directors in the class whose term expires at the Annual Meeting. Mr. Jost Fischer has indicated that he will to retire as director and Chairman of the Board following the Annual Meeting on February 20, 2013. Following Mr. Fischer’s retirement, Mr. Thomas Jetter will succeed Mr. Fischer as Chairman of the Board. The Board of Directors has approved the nomination of Ms. Blank and Mr. Sullivan for re-election and the two nominees have indicated a willingness to serve. The members of the two other classes of directors, with the exception of Mr. Fischer, will continue in office for their existing terms. Following the Annual Meeting, the Board will be composed of eight members divided into the three classes. Upon the expiration of the term of a class of directors, the nominees for such class will generally be elected for three-year terms at the annual meeting of stockholders held in the year in which such term expires. A plurality of the shares of Common Stock present and voting at the Annual Meeting is necessary to elect the nominees for director.

The person named as proxy in the enclosed form of proxy will vote the proxies received by them for the election of Ms. Blank and Mr. Sullivan unless otherwise directed. In the event that any of the nominees become unavailable for election at the Annual Meeting, the person named as proxy in the enclosed form of proxy may vote for a substitute nominee in their discretion as recommended by the Board.

Information concerning the nominees and incumbent directors whose terms will continue after the Annual Meeting is set forth below.

David K. Beecken (Term expiring at 2014 Annual Meeting)	Age 66, has served as a Director since the exchange transaction (the “Exchange”)[1] and has served as Chairman of the Audit Committee and member of the Finance Committee of our Board of Directors. Mr. Beecken currently serves as a Partner of Beecken Petty O’Keefe & Company, which is the General Partner of Beecken Petty O’Keefe Fund II, an investment limited partnership focused exclusively on private equity investments in healthcare. Prior to co-founding Beecken Petty O’Keefe in April 1996, Mr. Beecken was Senior Managing Director of ABN AMRO Incorporated, a broker dealer, from February 1993 to March 1996. From 1989 to February 1993, Mr. Beecken was a Senior Vice President-Managing Director of First National Bank of Chicago. Mr. Beecken also serves on the Boards of Directors of Scrip Products Corporation, ISG, Inc. and Dentistry for Children, Inc. Mr. Beecken received a B.A. from the University of the South, an M.Sc. from the London School of Economics and an M.B.A. from the University of Chicago. Mr. Beecken has extensive experience investing in a range of businesses and the dental industry.

Simone Blank (Nominee for term expiring at 2015 Annual Meeting)	Age 49, has served as our Executive Vice President and Chief Financial Officer and as a Director since the Exchange and, prior to that time, served as Executive Vice President and Chief Financial Officer of Sirona since July 1999. Prior to July 1999, Ms. Blank was an engagement manager in the merger and acquisition transaction group of

[1]	On June 20, 2006, the Company completed the Exchange as a result of which the Company acquired all of the issued and outstanding share capital of Sirona Holding GmbH (“Sirona”) and a promissory note issued by Sirona to Sirona Holdings Luxco S.C.A. (“Luxco”) in the original principal amount of €150,992,464, in exchange for 36,972,480 shares of the Company’s Common Stock. In May 2011, Luxco sold all of its remaining shares of Sirona common stock pursuant to an underwritten follow-on public offering.

PricewaterhouseCoopers after having gained extensive global financial experience as a certified public accountant and tax advisor. While working for PricewaterhouseCoopers, she was responsible for the financial due diligence team in the initial leveraged buy out of Sirona. Ms. Blank holds a Masters Degree in Economics from the University of Duisburg, Germany. Ms. Blank has extensive experience in international business, management, leadership, financial, tax and accounting.

Jost Fischer (Term expiring at 2014 Annual Meeting; retiring as of February 20, 2013)	Age 58, has served as our Chairman and Chief Executive Officer and as a Director since the Exchange, and until September 20, 2010, our President. In connection with his planned retirement from the Company on February 28. 2013, Mr. Fischer will retire from his roles as Chairman and Chief Executive Officer of the Company, effective after the Annual Meeting on February 20, 2013. Prior to the Exchange, Mr. Fischer served as President and Chief Executive Officer of Sirona since April 2002. From 1999 to 2001, Mr. Fischer was President and Chief Executive Officer of Hoermann Group (“Hoermann”), an international conglomerate in the telecommunication and automotive industry. Prior to joining Hoermann, he held two senior management positions with PWA (a European paper group), as Senior Vice President-Strategy and as President and Chief Executive Officer of PWA’s printing division from 1990 to 1994 before serving as President and Chief Executive Officer of PWA Dekor, the global market leader for decorative paper, from 1994 to 1997. From 1985 to 1990, Mr. Fischer was with Veka Group, where he led globalization of the private German building supplies producer. From 1982 to 1985, he served as Controller for two divisions of TRW Inc. Europe. Mr. Fischer holds a Masters Degree in Economics from the University of Saarbruecken, Germany. Mr. Fischer has extensive experience in the dental industry, macro-economic global conditions, leadership, finance and management and maintains strategic relationships with chief executives and other senior management in the healthcare industry throughout the world.

William K. Hood (Term expiring at 2013 Annual Meeting)	Age 89, has served as a Director since 2002. Prior to the Exchange, Mr. Hood served as Chairman of our Board of Directors between June 2004 and June 2006 and was Chairman of the Audit Committee of the Board of Directors from February 2002 until June 2006. Mr. Hood is currently a member of the Audit Committee of the Board of Directors. Mr. Hood has also served as a member of the Compensation Committee since May 2002. Mr. Hood served as a member of the Nominating Committee from August 2004 until June 30, 2010 when our Board of Directors replaced the Nominating Committee with the Nominating and Corporate Governance Committee. Mr. Hood has been retired since 1996. From 1989 to 1996, Mr. Hood served as a Consultant to Harlyn Products, Inc. and as a member of its Board of Directors. From 1983 to 1988, he was Senior Vice President of American Bakeries Company. From 1981 to 1983, Mr. Hood served as Dean of the Chapman University School of Business Management. From 1972 to 1980, he was President and Chief Executive Officer of Hunt Wesson Foods, Inc. Mr. Hood is a Trustee of Chapman University. Mr. Hood has extensive experience in finance, management, leadership and executive compensation.

Thomas Jetter (Term expiring at 2013 Annual Meeting)	Age 55, has served as a Director since April 2010 and, following Mr. Fischer’s retirement, will serve as the Company’s Chairman of the Board. Mr. Jetter is currently a member of the Nominating and Corporate Governance Committee and a member of the Finance Committee of our Board of Directors. From April 1995 to March 2008, Mr. Jetter was a Partner at Permira GmbH, where he initiated and managed investments in a variety of industrial, medtech and chemical companies. At Permira, Mr. Jetter gained extensive international experience as lead for investments in the chemicals sector, and helped expand the firm’s global reach to include areas such as the US and China. Prior to that time, Mr. Jetter was a Senior Engagement Manager with McKinsey in Germany and Brazil, where he led projects on cost optimization, organization and strategy. Between 1985 and 1988, Mr. Jetter was an Investment Banking Associate at JP Morgan in Frankfurt and New York. Mr. Jetter holds a PhD-degree in economics/banking and an MBA from the University Saarbrücken, Germany. Mr. Jetter has extensive experience in financial transactions and international business.

Arthur D. Kowaloff (Term expiring at 2014 Annual Meeting)	Age 65, has served as a Director since 2004. Mr. Kowaloff has been a member of the Audit Committee of our Board of Directors since October 2004. Mr. Kowaloff has served as a member of the Compensation Committee of the Board of Directors since August 2011. Since the Exchange, he has served on the Nominating and Corporate Governance Committee and, until October 2011, on the Finance Committee of our Board of Directors. From October 2004 until the Exchange he served on the Compensation Committee of our Board of Directors, and was Chairman of the Special Litigation Committee from November 2004 until the Exchange. Mr. Kowaloff has been retired since 2003. From 1998 to 2003, Mr. Kowaloff served as a Managing Director of BNY Capital Markets, Inc. From 1991 to 1998, he was Chief Operating Officer and Senior Managing Director of Patricof & Company Capital Corporation. Prior to that, Mr. Kowaloff was an attorney at the New York City firm of Willkie Farr & Gallagher, where he served as Senior Partner and Executive Committee Member and specialized in corporate and securities law and mergers and acquisitions. Mr. Kowaloff is currently a Trustee of Carleton College, the President and a Director of the PBP Foundation of New York, and a Director and Chairman of the Audit and Compliance and Compensation Committees of the Greater Hudson Valley Health System. Mr. Kowaloff received a B.A. from Carleton College and holds a Juris Doctor degree from Yale Law School. Mr. Kowaloff has extensive experience in capital markets, finance and corporate governance.

Harry M. Jansen Kraemer, Jr. (Term expiring at 2013 Annual Meeting)	Age 58, has served as a Director since the Exchange and is the Chairman of the Nominating and Corporate Governance Committee and member of the Compensation Committee of our Board of Directors. Mr. Kraemer currently serves as an Executive Partner of Madison Dearborn Partners, LLC, a private equity investment firm based in Chicago that invests in management buyout and other private equity transactions across a broad spectrum of industries and serves as Clinical Professor of Management

& Strategy at Northwestern University’s Kellogg School of Management. Mr. Kraemer was the Chairman, President and Chief Executive Officer of Baxter International Inc. until April 2004. Mr. Kraemer had been a Director of Baxter International since 1995, Chairman of the Board since January 1, 2000, President since 1997 and Chief Executive Officer since January 1, 1999. Mr. Kraemer is active in business, education and civic affairs. He serves on the board of directors of Science Applications International Corporation (SAIC), VWR International, Inc. and Catamaran Corporation (CTRX) and is member Catamaran’s Audit Committee. In addition, he serves on the board of trustees of Lawrence University, Northwestern University, the Conference Board and NorthShore University HealthSystem. He is also a member of the Dean’s Advisory Board of Northwestern University’s Kellogg School of Management, the Advisory Board of LEK Consulting, the Commercial Club of Chicago, the Chicago Council on Global Affairs, the Executives Club of Chicago and the Economics Club of Chicago. He is a past member of the Business Roundtable, the Business Council and the Healthcare Leadership Council. Mr. Kraemer received a B.A. from Lawrence University and an M.B.A. from the Kellogg School of Management at Northwestern University and is a certified public accountant. Mr. Kraemer has extensive experience in finance, management, leadership and corporate governance.

Jeffrey T. Slovin (Term expiring at 2013 Annual Meeting)	Age 48, has served as our President since September 20, 2010 and, following Mr. Fischer’s retirement, will serve as the Company’s Chief Executive Officer. Prior to September 20, 2010, Mr. Slovin served as our Executive Vice President and Chief Operating Officer of U.S. Operations since the Exchange. Prior to that time, Mr. Slovin was Chief Executive Officer of Schick Technologies, Inc. (“Schick”) since June 2004 and Schick’s President from December 1999 to June 2004. He has also served as a Director since December 1999. In addition, from November 2001 to June 15, 2004, Mr. Slovin served as Schick’s Chief Operating Officer. From 1999 to November 2001, Mr. Slovin was a Managing Director of Greystone & Co., Inc. From 1996 to 1999, he served in various executive capacities at Sommerset Investment Capital LLC, including Managing Director, and as President of Sommerset Realty Investment Corp. During 1995, Mr. Slovin was a Manager at Fidelity Investments Co. From 1991 to 1994, he was Chief Financial Officer of SportsLab U.S.A. Corp. and, from 1993 to 1994, was also President of Sports and Entertainment Inc. From 1987 to 1991, Mr. Slovin was an associate at Bear Stearns & Co., specializing in mergers and acquisitions and corporate finance. Mr. Slovin is currently a member of the Board of Fellows of the Harvard School of Dental Medicine, and a member of the Young President’s Organization. Mr. Slovin holds an M.B.A. degree from Harvard Business School. Mr. Slovin brings to the Board financial, management and leadership experience. In addition, Mr. Slovin has extensive experience in the dental industry.

Timothy P. Sullivan (Nominee for term expiring at 2015 Annual Meeting)	Age 55, has served as a Director since the Exchange and is the Chairman of the Compensation Committee and member of the Finance Committee and Nominating and Corporate Governance Committee of our Board of

Directors. Mr. Sullivan is a founder and Managing Director of Madison Dearborn Partners, LLC, which specializes in management buyouts and special equity investing and manages over 18 billion dollars of committed capital and portfolio investments. Prior to co-founding Madison Dearborn Partners in 1993, Mr. Sullivan was with First Chicago Venture Capital for three years after having served in the U.S. Navy. Mr. Sullivan concentrates on investments in the health care sector and currently serves on the Board of VWR International, Inc. In addition, he is on the Board of Trustees of Northwestern University, Northwestern Memorial Hospital and United States Naval Academy Foundation and is the Chairman of Northlight Theatre. Mr. Sullivan also serves on the Finance and Investment Committees of the Archdiocese of Chicago and Cristo Rey Jesuit High School. Mr. Sullivan holds a B.S. from the United States Naval Academy, an M.S. from the University of Southern California and an M.B.A. from the Stanford University Graduate School of Business. Mr. Sullivan has extensive experience in financial transactions, investing in a range of businesses and the healthcare industry.

In addition to Mr. Fischer, Ms. Blank and Mr. Slovin, our executive officers include Mr. Jonathan Friedman, Mr. Walter Petersohn and Mr. Rainer Berthan. Information concerning the business experience of Mr. Friedman, Mr. Petersohn and Mr. Berthan follows.

Rainer Berthan (Executive Vice President)	Age 49, was promoted to Executive Vice President responsible for the Company’s business segments on November 16, 2012 as part of the succession plan whereby Mr. Slovin will succeed Mr. Fischer as Chief Executive Officer following the Annual Meeting. Prior to his promotion to Executive Vice President, Mr. Berthan served as a Vice President of the Company. Prior to joining the Company in September 2012, Mr. Berthan served at Demag Cranes AG, a publicly listed Company, as Executive Vice President. From 2004 to 2008, Mr. Berthan was President of Weidmuller in China, a leading German company in the industrial automation business. Prior to those roles, Mr. Berthan held various senior management positions at leading companies. Mr. Berthan holds a Masters degree in economics from the University of Applied Science Munich, Germany.

Jonathan I. Friedman (General Counsel and Secretary)	Age 42, has served as our General Counsel since September 2007, and was appointed Secretary in October 2007. From 2001 to 2007, Mr. Friedman was Chief Legal Officer and Secretary of National Medical Health Card Systems, Inc., a NASDAQ listed pharmacy benefit manager. In this role, Mr. Friedman’s primary focus was on corporate acquisitions and financings, general corporate transactions, Exchange Act reporting, corporate governance, intellectual property matters and regulatory compliance. Prior to his tenure at National Medical Health Card Systems, Inc. Mr. Friedman served as Vice President and Deputy General Counsel to a publicly traded company and was an associate at a major New York City law firm. In each of those roles, Mr. Friedman’s emphasis was on public and private securities offerings, mergers and acquisitions, commercial transactions, technology licensing, regulatory compliance and securities law. Mr. Friedman holds a J.D. (graduating cum laude) from St. John’s University School of Law, where he was also the Articles and Notes Editor of the Law Review.

Walter Petersohn (Executive Vice President of Sales)	Age 46, has served as Executive Vice President of Sales since September 2010. From 2003 through September 2010, Mr. Petersohn was Vice President Sales for Sirona, where he oversaw the expansion of Sirona’s international presence into markets including China, Italy and Korea. Between 1999 and 2003, he served as Vice President Sales for Asia-Pacific and the Middle East and was responsible for the Company’s expansion into Japan and Australia. From 1995 to 1999, Mr. Petersohn was a Product Manager and Director of Marketing for Sirona’s Treatment Center Division. Mr. Petersohn received a Masters degree in history from the University of Würzburg, Germany and an MBA from the State University of New York at Albany.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES.

CORPORATE GOVERNANCE AND BOARD MATTERS

Retirement of Chief Executive Officer and Appointment of New Chief Executive Officer

On November 13, 2012, Mr. Fischer, the Company’s Chairman and Chief Executive Officer informed the Board of his intention to retire from his roles as Chairman and Chief Executive Officer effective after the Annual Meeting on February 20, 2013 in connection with his retirement from the Company. Mr. Fischer has served as Chairman and Chief Executive Officer since June 2006. On November 13, 2012, the Board appointed Mr. Jeffrey Slovin to succeed Mr. Fischer as Chief Executive Officer of the Company, effective upon the conclusion of the Annual Meeting. In addition, on November 13, 2012, the Board elected Mr. Thomas Jetter to become non-executive Chairman of the Board, effective upon the conclusion of the Annual Meeting. See the section below entitled “Leadership Structure” for further information.

Board Committees and Meetings

During fiscal 2012, the Board held six meetings. At all Board meetings our independent directors meet separately without management present. All of the then current members of our Board attended the 2011 annual meeting of stockholders. The Company has no policy regarding director attendance at its Annual Meeting. A majority of the Board, consisting of Messrs. Beecken, Hood, Jetter, Kowaloff, Kraemer and Sullivan are “independent directors,” as such term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. The following table provides membership information as of September 30, 2012 for the Audit, Compensation and Nominating and Corporate Governance committees of our Board:

Name	Audit	Compensation	Nominating & Corporate Governance
David K. Beecken	X*
Simone Blank
Jost Fischer
William K. Hood	X	X
Thomas Jetter			X
Arthur D. Kowaloff	X	X	X
Harry M. Jansen Kraemer, Jr.		X	X*
Jeffrey T. Slovin
Timothy P. Sullivan		X*	X

*	Committee Chairperson

Below is a description of the Audit, Compensation and Nominating and Corporate Governance committees of our Board and information regarding committee meetings held in fiscal 2012.

Audit Committee.    Our Audit Committee is currently composed of three directors, Messrs. Beecken (who serves as Chairman), Hood and Kowaloff, all of whom are independent directors as such term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules, and as required by the Audit Committee Charter. In addition, our Board has determined that each of Messrs. Hood and Kowaloff is an “audit committee financial expert,” as defined by the U.S. Securities and Exchange Commission (the “SEC”).

The primary function of the Audit Committee is to serve as an independent and objective party to oversee our accounting and financial reporting processes and internal control system; to pre-approve all auditing and non-auditing services to be provided by our independent auditor; to review and oversee the audit efforts of our independent auditor; and to provide an open avenue of communication among the independent auditor, financial and senior management and our Board. The Audit Committee has responsibility and authority, among other matters, to review with our management any financial information filed with the SEC or disseminated to the public; to establish and maintain procedures for receiving and treating complaints regarding accounting, internal accounting controls and auditing matters, and for the confidential anonymous submission by employees of concerns regarding these matters; to appoint, determine funding for and oversee our independent auditor; to review, in consultation with the independent auditor and our accounting personnel, the integrity of our financial reporting processes; and to review in advance any proposed transaction between us and any related party. A copy of our Audit Committee Charter can be found on our corporate website at www.sirona.com. The Audit Committee met eight times during the fiscal year ended September 30, 2012.

Compensation Committee.    The Compensation Committee has oversight responsibility relating to the compensation of our executive officers and directors and the administration of awards under our 2006 Equity Incentive Plan. Specifically, the Compensation Committee is responsible for retaining or obtaining the advice of a compensation consultant, legal counsel or other adviser and is responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other advisers retained in the compensation committee. In August 2011, our Board expanded the number of members of the Compensation Committee from three to four directors. Our Compensation Committee is now composed of Messrs. Hood, Kraemer, Sullivan and Kowaloff. Our Board has determined that Messrs. Hood, Kraemer, Sullivan and Kowaloff are independent directors as such term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules and, as a result, the Compensation Committee is comprised solely of independent directors. The Compensation Committee met eight times during the fiscal year ended September 30, 2012. A copy of our Compensation Committee Charter can be found on our corporate website at www.sirona.com.

In October 2007, the Compensation Committee retained independent compensation consultant Pearl Meyer & Partners (“PM&P”) to provide advice and recommendations with respect to the competitiveness of compensation of those persons that were named executive officers in fiscal 2007 (this included Mr. Fischer, Ms. Blank and Mr. Slovin) and to recommend changes to the Company’s compensation program for 2008. The Compensation Committee sought to develop a more unified compensation plan for the new combined company of Sirona and Schick. In addition, the Compensation Committee sought to develop a compensation structure better aligned with public company market practice. Based on its review of PM&P findings, the Compensation Committee decided to modify certain of its executive compensation programs to be consistent and competitive with the Peer Group in fiscal 2008, as is described in “Other Information for the Annual Meeting of Sirona Dental Systems, Inc.’s Stockholders—Compensation of Executive Officers—Compensation Discussion and Analysis” below.

Further, in May 2008, the Compensation Committee retained PM&P to provide advice and recommendations with respect to the market competitiveness of our non-employee director compensation program. Based on its review of PM&P’s findings, the Compensation Committee decided to modify Sirona’s non-employee director compensation program to better align with the Peer Group beginning in fiscal 2009, as is described in “Other Information for the Annual Meeting of Sirona Dental Systems, Inc.’s Stockholders—Compensation of Directors” below.

In October 2010, the Compensation Committee retained PM&P to provide advice and recommendations with respect to the compensation of our named executive officers as described under “Compensation of Executive Officers—Compensation Discussion and Analysis.” Resulting compensation program changes were adopted for fiscal 2011. As an update to the fiscal 2008 non-employee director compensation analysis, the Compensation Committee retained PM&P in June 2011 in order to assess the market competitiveness of the Company’s director compensation program. The Compensation Committee again retained PM&P in October 2011 (fiscal 2012) to update its named executive officer competitive benchmarking assessment in order to validate fiscal 2011 program changes and determine the degree of market movement. The Compensation Committee did not make any subsequent adjustments, other than for Mr. Petersohn, to the compensation structure for the named executive officers, but did increase base salaries for fiscal 2012 to better align total compensation with the Company’s stated compensation philosophy and market levels. Although no formal reviews of named executive officer or non-employee director compensation have been conducted, to date, for fiscal 2013, PM&P was retained by the Compensation Committee to provide advice on CEO succession planning matters. Other than as described above, PM&P performs no other services for the Company or Company’s management.

Compensation Committee Interlocks and Insider Participation.    No member of the Compensation Committee is an officer or employee, or former officer or employee, of our Company or any of our subsidiaries. No interlocking relationship existed during the fiscal year ended September 30, 2012 between the members of our Board or Compensation Committee and the board of directors or compensation committee of any other company, nor have any other “compensation committee interlocks” existed in the past.

Nominating and Corporate Governance Committee.    The former Nominating Committee was established by resolution of our Board on August 3, 2004. On July 30, 2010, our Board replaced the Nominating Committee with the Nominating and Corporate Governance Committee. Our Board reduced the number of members of the Nominating and Corporate Governance Committee to four directors: Messrs. Jetter, Kowaloff, Kraemer and Sullivan. The functions of the Nominating and Corporate Governance Committee are to (i) establish criteria for selecting candidates for nomination to our Board and actively seek candidates who meet those criteria, (ii) recommend nominees to our Board and (iii) advise the Board on corporate governance matters and Board performance matters. The Nominating and Corporate Governance Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields and who possess the skills and expertise to make a significant contribution to our Board, us and our stockholders. Director nominees should have relevant business or other experience, knowledge about issues affecting us and the ability and willingness to apply sound and independent business judgment. The Company’s Corporate Governance Guidelines provide that directors should be selected so that the Board is a diverse body, with diversity reflecting gender, ethnic background, country of citizenship and professional experience. The Nominating and Corporate Governance Committee does not discriminate on the basis of race, gender or ethnicity. The Nominating and Corporate Governance Committee will establish procedures by which it will exercise oversight of the evaluation of the Board and management. The Nominating and Corporate Governance Committee will also establish procedures for the Board, on at least an annual basis, to evaluate the Board’s performance and to make any recommendations to the Board that the Committee deems appropriate regarding improvements of the Board’s operations. Our Board determined that Messrs. Jetter, Kowaloff, Kraemer and Sullivan are independent directors as such term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules and, as a result, the Nominating and Corporate Governance Committee is comprised of solely independent directors. The Nominating and Corporate Governance Committee will consider nominees for election or appointment to our Board that are recommended by stockholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompanies the recommendations. Such recommendations should be submitted in writing to the attention of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Sirona Dental Systems, Inc., 30-30 47th Avenue, Suite 500 Long Island City, NY 11101 and should not include self-nominations. A copy of our Nominating and Corporate Governance Committee Charter can be found on our corporate website at www.sirona.com. The Nominating and Corporate Governance Committee met five times in the fiscal year ended September 30, 2012.

Attendance at Board and Committee Meetings.    Each of our directors attended all meetings of the Board during the fiscal year ended September 30, 2012. In addition, with the exception of Mr. Beecken’s absence from one audit committee meeting, each of our directors attended all meetings held by all committees of the Board on which such director served during the fiscal year ended September 30, 2012.

Corporate Governance Guidelines

The Board of Directors adopted Corporate Governance Guidelines, a copy of which is available on our Internet website at www.sirona.com. Our Corporate Governance Guidelines address topics such as (i) the role and responsibilities of the Board of Directors, (ii) the definition of independence, (iii) the selection of Board of Director nominees , (iv) Board membership criteria, (v) Board leadership (vi) Board meetings (vii) committees,

(viii) director compensation (ix) orientation and continuing education of directors, (x) management development and succession planning, (xi) attendance of directors at the annual meeting of stockholders, (xii) directors’ access to management and independent advisors, (xiii) evaluation of the Board of Directors and committees and (xiv) submission of director resignations.

Code of Ethics

On June 2, 2004, by resolution of our Board, we adopted a code of ethics governing the conduct of our personnel, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the current code of ethics is available on our website at www.sirona.com. In addition, a free copy of the code may be obtained by stockholders upon request by contacting Jonathan Friedman, General Counsel of the Company, at (718) 482-2011.

In the event that any amendment is made to the code of ethics, and such amendment is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we shall disclose the nature of any such amendment on our website within four business days following the date of the amendment. In the event that we grant a waiver, including an implicit waiver, from a provision of the code of ethics, to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we shall disclose the nature of any such waiver, including the name of the person to whom the waiver is granted and the date of such waiver, on our website within four business days following the date of the waiver. Our website address is www.sirona.com.

Stockholder Communications with the Board of Directors

Historically, we have not adopted a formal process for stockholder communications with our Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by our Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to our Board has been excellent, and to date, we have not considered it necessary to adopt a formal process. Nevertheless, during the upcoming year the Board will continue to monitor whether it would be appropriate to adopt a formal process for stockholder communications with the Board.

Report of the Audit Committee of the Board of Directors

In executing its responsibilities, the Audit Committee has reviewed and discussed our audited financial statements with our management. The Audit Committee has also discussed with the Company’s independent auditor the overall scope and plans for their audits of the Company. Furthermore, the Audit Committee has discussed with our independent auditor the matters required to be discussed by SAS 61, as amended. In addition, the Audit Committee has received written disclosures and a letter from our independent auditor delineating all relationships between them and us, consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with them matters pertaining to their independence. The Audit Committee also considered whether the additional services unrelated to audit services performed by KPMG during the fiscal year ended September 30, 2012 were compatible with maintaining their independence in performing their audit services. In addition, the Audit Committee met with the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 for filing with the SEC. The Audit Committee and Board of Directors have also recommended the selection of KPMG as our independent auditor for the fiscal year ending September 30, 2013.

From the members of the Audit Committee of Sirona Dental Systems, Inc.:

David K. Beecken, Chairman

William K. Hood

Arthur D. Kowaloff

Leadership Structure

Our Board is committed to adopting governance policies and practices that promote the most effective and ethical management of the Company. In that regard, the Board believes that it is important to retain maximum flexibility to determine the Company’s optimal leadership structure and to choose the best qualified person(s) to serve in the roles of Chief Executive Officer and Chairman of the Board. Accordingly, the Board originally decided not to separate the roles of Chief Executive Officer and Chairman of the Board.

During 2012, the Board believed that a combined Chairman/CEO role helped provide strong, unified leadership for our management team and Board. Mr. Fischer was well situated given his role as Chairman to guide the overall strategic direction of the Company and focus the Board on the risks that the Company faces as well as strategic opportunities for the Company. However, the directors considered the Board’s leadership structure in connection with Mr. Fischer’s announced retirement and the Board determined that the designation of an independent, non-executive Chairman is the current optimal leadership structure for the Company because it will provide the Board with independent leadership and will allow Mr. Slovin, the Company’s incoming Chief Executive Officer, to concentrate on the Company’s business operations. The leadership structure has no impact on the Board’s oversight of risk. The independent directors elected Mr. Jetter, who has served as a director since April 2010, to act as Chairman of the Board following the Annual Meeting on February 20, 2013.

Given the appointment of Mr. Jetter as our independent Chairman of the Board, the Company does not have a lead independent director. We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. Because the leadership structure that is appropriate for a company can also change over time, we intend to review our leadership structure annually to determine if it is the most appropriate one for the Company.

Risk Oversight

Our Board is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy, the most significant risks facing the Company, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee oversight of the Company’s risk management process. Among its duties, the Audit Committee (a) reviews with management Company policies with respect to risk assessment and management of risks that may be material to the Company, including the risk of fraud, (b) reviews the integrity of the Company’s financial reporting processes, both internal and external, including reviewing management’s report on its assessment of the effectiveness of internal control over financial reporting as of the end of each fiscal year, (c) reviews the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures and (d) the Company’s compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

The Company’s management is responsible for day-to-day risk management. Our Internal Audit area serves as the primary monitoring and testing function for company-wide policies and procedures, and manages the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

PROPOSAL 2—RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITOR

The Audit Committee of our Board has selected KPMG as independent auditor for the fiscal year ending September 30, 2013 and has further directed that management submit the selection of independent auditor for ratification by the stockholders at the Annual Meeting. A proposal to ratify the appointment of KPMG will be presented at the Annual Meeting. Representatives of KPMG are expected to be present at the Annual Meeting, and will have an opportunity to make a statement if they desire to do so and will be available to answer questions from stockholders. KPMG was the Company’s independent auditor during the fiscal year ended September 30, 2012.

Neither our By-laws nor other governing documents or law require stockholder ratification of the selection of KPMG as our independent auditor. However, the Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG.

AUDIT FEES

The aggregate fees billed for professional services rendered for the Company by KPMG, the Company’s independent auditor, for the years ended September 30, 2012 and 2011 were:

	2012	2011
	(in thousands)
Audit Fees	$1,311.8	$1,359.3
Audit-Related Fees	10.1	320.7
Tax Fees	—	25.0
All Other Fees	47.5	—

Total Fees	$1,369.4	$1,705.0

“Audit Fees” include time billed to the Company for professional services and expenses relating to the audit and review of the financial statements of the respective years. For the fiscal years ended September 30, 2012 and September 30, 2011, audit fees included fees for professional services and expenses relating to the reviews of our quarterly financial statements for the quarters ended December 31, 2010 through June 30, 2012 on Form 10-Q and the audit of our annual financial statements and effectiveness of our internal controls over financial reporting, included in our Annual Report on Form 10-K for each of fiscal years 2012 and 2011.

“Audit-Related Fees” include fees billed to the Company in the respective fiscal year for professional services and expenses related to reviews of proxy, Form 8-K, Form S-8 and Form S-3 filings with the U.S. Securities and Exchange Commission, debt covenant compliance attestations, and electronic and other filings of local statutory financial statements.

“Tax Fees” include time billed to the Company for professional services and expenses principally related to tax planning, tax consulting and tax compliance.

“All Other Fees” include time billed to the Company for professional services and expenses primarily related to accounting and tax due diligences performed in connection with business acquisition activities.

All fees are agreed in Euro. Total fees billed amounted to €1,059.7 and € 1,263.2 (in thousands) in fiscal 2012 and fiscal 2011, respectively (or $1,369.4 and $1,705.0, in thousands, using an exchange rate of 1.2922 and 1.3497 in fiscal 2012 and 2011, respectively).

No other professional services were rendered or fees were billed by KPMG for the years ended September 30, 2012 and 2011.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor KPMG. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Audit Committee members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. All audit-related services for fiscal 2012 and 2011 were pre-approved by the Audit Committee.

The Audit Committee has determined that the rendering of the services, other than the audit services, by KPMG, is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF KPMG AS THE COMPANY’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2013.

PROPOSAL 3—ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF

THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN

THIS PROXY STATEMENT UNDER “OTHER INFORMATION

FOR THE ANNUAL MEETING OF SIRONA DENTAL SYSTEMS, INC.’S

STOCKHOLDERS—COMPENSATION OF EXECUTIVE OFFICERS”

The Board of Directors believes that the Company’s compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of stockholders. You are urged to read the Compensation Discussion and Analysis section of this Proxy Statement for additional details on the Company’s executive compensation, including the Company’s philosophy and objectives and the 2012 compensation of the named executive officers.

Congress enacted legislation requiring a non-binding advisory “say-on-pay” vote on executive compensation beginning in 2011. In light of the results of the stockholder’s non-binding advisory vote at the Annual Meeting of the Stockholders for the fiscal year ended in 2010 (the “2010 Annual Meeting”) with respect to the frequency with which stockholders will vote for the approval of the compensation of the Company’s named executive officers, the Company currently intends to hold an annual non-binding advisory vote on such named executive officer compensation. This proposal gives you as a stockholder the opportunity to endorse or not endorse our executive pay program through the following resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.”

As an advisory vote, this proposal is non-binding. However, the Board of Directors and the Compensation Committee value the opinions of stockholders and will consider the outcome of the vote when making future compensation decisions for the named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT UNDER “OTHER INFORMATION FOR THE ANNUAL MEETING OF SIRONA DENTAL SYSTEMS, INC.’S STOCKHOLDERS—COMPENSATION OF EXECUTIVE OFFICERS”.

PROPOSAL 4—ADVISORY VOTE ON SHAREHOLDER PROPOSAL TO DECLASSIFY THE

BOARD OF DIRECTORS

The Pension Reserves Investment Trust Fund (“PRIT”), owner of at least $2,000 in market value of the common shares of the Company for more than one year as of August 7, 2012, which is represented by its trustee, the Pension Reserves Investment Management Board (“PRIM”), located at 84 State Street, Second Floor, Boston, Massachusetts 02109, has notified the Company that it intends to present a proposal for consideration at the Annual Meeting. As required by the Exchange Act, the text of the stockholder proposal and supporting statement appear as submitted to the Company by the proponent. The Board and the Company accept no responsibility for the contents of the proposal or the supporting statement.

PROPOSAL TO REPEAL CLASSIFIED BOARD

RESOLVED, that the shareholders of Sirona Dental Systems, Inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2014 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2014 from completing the term for which such director was elected.

SUPPORTING STATEMENT

This resolution was submitted on behalf of the Pension Reserves Investment Trust Fund by its trustee, the Pension Reserves Investment Management Board. The Shareholder Rights Project represented and advised the Pension Reserves Investment Management Board in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 60% since 2000, and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during 2010 and 2011 exceeded 75%.

The significant shareholder support for declassification proposals is consistent with empirical studies reporting that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2007);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007) and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity to CEO turnover to firm performance (Faleye, 2007).

Although one study (Bates, Becher and Lemmon, 2008) reports that classified boards are associated with higher takeover premiums, this study also reports that classified boards are associated with a lower likelihood of an acquisition and that classified boards are associated with lower firm valuation.

Please vote for this proposal to make directors more accountable to shareholders.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION

The Board unanimously recommends a vote “AGAINST” the advisory proposal to repeal the classified Board.

The Board is committed to strong corporate governance policies. The Board’s Nominating and Corporate Governance Committee, composed entirely of independent directors, regularly reviews the Company’s governance guidelines and evaluates corporate governance issues affecting the Company, including our current classified board structure. In connection with its consideration of this shareholder proposal, the Committee considered the history and purpose of the classified board structure, the current industry environment and the independent research that has been conducted on the effects of a classified board. After careful consideration, the Committee strongly believes that abolishing the Company’s classified Board is not in the best interest of the Company or its shareholders and recommends that you vote “AGAINST” this proposal. The reasons for our recommendation are set forth below.

Board Continuity, Stability and Experience.    The classified board structure is designed to provide stability, enhanced long-term planning and ensure that, at any given time, there are directors serving on the Board who are familiar with the Company, its business, and its long-term strategic goals. A classified board ensures that a majority of its directors at any time will have prior experience and in-depth knowledge of the Company and its strategic goals. A classified board helps the Company attract and retain highly qualified director candidates willing to invest the time necessary to understand the Company’s operations. This lasting dedication allows the Company to achieve our strategic goals and provide long-term shareholder value. Abrupt changes in corporate policies based on short-term objectives of the special interests of a select group of shareholders may unnecessarily disrupt these goals and our ability to maximize shareholder value.

Director Quality and Independence.    The classified board structure strengthens the ability of the Company to recruit high quality directors who are willing to make a significant commitment to the Company and its shareholders for the long term. It is particularly important that directors make the commitment to serve for a three-year term given the time required to properly understand the Company’s operations and its industry. Experienced directors who are knowledgeable about the Company’s business are better positioned to make decisions that are in the best interests of the Company and its shareholders. In addition, we believe that three-year terms enhance the independence of directors and promote better governance by providing them with a longer assured time in office, thereby insulating them from the pressures of management or special interest groups who might have an agenda contrary to the long term interests of all shareholders. Furthermore, given the current climate in which many qualified individuals are increasingly reluctant to serve on boards of public companies, the Company could be placed at a competitive disadvantage in recruiting qualified director candidates if such candidates are concerned that their service could potentially be cut short after only one year.

Prevent Unsolicited Takeovers.    A classified board helps protect shareholder value in the case of an unsolicited takeover proposal at an unfair price. A classified board permits a more orderly process for directors to consider any alternatives to maximize shareholder value by encouraging those who may seek to acquire control of the Company to initiate such actions through the Board. Without a classified board, a potential acquirer could gain control of the Company by replacing a majority of the Board with its own slate of nominees at a single annual meeting. This new board could then approve a takeover proposal from the acquirer even if the price did not adequately reflect the true value of the Company. The presence of a classified board protects shareholders from this abusive tactic by encouraging potential acquirers to negotiate with the existing Board at an arms-length basis, enabling the Board to negotiate a higher price and more favorable terms. A classified board structure will not preclude unsolicited acquisition proposals, however, by eliminating the threat of imminent removal, it allows directors to maximize the value of a potential acquisition by giving the Company time and bargaining leverage to evaluate and negotiate the adequacy and fairness of any takeover proposal.

Accountability to Shareholders.    The shareholder proposal states that annual elections make directors more accountable to shareholders. Our directors, however, have been and continue to be accountable to the Company and its shareholders under the classified board structure. Every director is required to act in accordance with his or her fiduciary duties to the Company and its shareholders, regardless of how often he or she stands for election. The Board has implemented broad measures to ensure accountability of its directors, including the adoption of the Code of Ethics. The Board is sensitive to important shareholder issues and has established ways for shareholders to communicate such issues directly to the Board. Even with a classified board, shareholders have considerable influence over board composition. Shareholders have the ability to elect a majority of the Board within two consecutive annual meetings, which could occur within as little as twelve months. This ability provides shareholders with considerable influence over the affairs of the Company and holds the directors accountable for their actions. As a result, the stability and continuity benefits of a classified board structure described above do not require any sacrifices of director accountability.

The Company’s Strong Performance.    The proponent’s suggestion that “classified boards are associated with lower firm valuation” is inconsistent with the Company’s sustained record of strong performance. The chart below shows the increase in value of the common stock relative to the Russell 2000 Index and the Dow Jones US Medical Equipment Index from September 30, 2007 through September 30, 2012, the end of the Company’s fiscal year. The graph assumes investments of $100 on September 30, 2007, at the last trading day of the fiscal year, in the Company’s common stock, the Russell 2000 Index and the US Medical Equipment Index and assumes the reinvestment of all dividends:

*	$100 invested on 9/30/2007 in stock or index-including reinvestment of dividends.

	9/30/2007	9/30/2008	9/30/2009	9/30/2010	9/30/2011	9/30/2012
Sirona Dental Systems Inc.	$100.00	$65.26	$83.40	$101.04	$118.90	$159.69
Russell 2000	100.00	85.52	77.35	87.68	84.58	111.57
Dow Jones US Medical Equipment	100.00	96.10	80.34	81.10	84.82	105.02

As a rationale for declassifying the Board of Directors, the proponent states that, in recent years, “the number of S&P companies with classified boards declined by more than 60% since 2000”. However, given that the Company has sustained a record of strong performance in recent years, we believe that changing the Company’s long-standing governance structure simply to “fall in line” with S&P 500 companies would be a considerable disservice to our shareholders.

No One-Size Fits All Approach.    The proponent cites certain academic studies to support the assertion that classified boards have an adverse impact on companies. We respect the commitment Professor Bebchuk and his fellow academicians have regarding the issues of classified boards. However, this is a complicated issue with well-qualified and responsible experts on each side. Our Board does not blindly follow the trends of other companies. The fact that many large companies have taken steps to declassify their boards is not, in the Board’s judgment, a persuasive reason for the Company to undertake the same initiatives, as this “one-size-fits-all” view does not take into account the differences among companies, their directors and managements and the industries in which they operate. We urge shareholders to evaluate this proposal based on the Company’s specific circumstances.

Approval of the Proposal Would Not Declassify the Board.    It is important to note that, if approved, this proposal would not automatically eliminate the Company’s classified Board. This proposal is non-binding and requests that the Board take the steps necessary to eliminate the classified Board. In order to eliminate the classified Board, a formal amendment to our Certificate of Incorporation would need to be recommended by the Board and submitted to shareholders for approval at a subsequent meeting of the shareholders.

After careful consideration of this proposal, the Board believes that retention of the classified Board structure remains in the best interest of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST”

APPROVAL OF THE SHAREHOLDER PROPOSAL TO DECLASSIFY THE COMPANY’S

BOARD OF DIRECTORS.

OTHER INFORMATION FOR THE ANNUAL MEETING OF

SIRONA DENTAL SYSTEMS, INC.’S STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of December 24, 2012, certain information regarding the ownership of the Common Stock of the Company by (1) each of our named executive officers and directors; (2) all of our executive officers and directors as a group; and (3) persons who are beneficial owners of more than five percent of our Common Stock:

Name	Number of Shares Beneficially Owned(1)	Percentage of Outstanding Shares
Neuberger Berman Group LLC(2)	4,154,783	7.5%
Ruane, Cunniff & Goldfarb, Inc.(3)	2,918,603	5.3%
Vanguard Group, Inc.(4)	2,911,101	5.3%
Jost Fischer(5)	256,807	*
Jeffrey T. Slovin(6)	685,507	1.2%
Simone Blank(7)	184,874	*
Jonathan Friedman(8)	49,166	*
Walter Petersohn(9)	46,695	*
David K. Beecken(10)	9,333	*
William K. Hood(11)	47,666	*
Thomas Jetter(12)	4,333	*
Arthur D. Kowaloff(13)	59,333	*
Harry M. Jansen Kraemer, Jr.(14)	79,333	*
Timothy P. Sullivan(15)	1,000	*
All current executive officers and directors as a group (13 persons)(16)	1,424,047	2.5%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with rules of the SEC and includes voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of December 24, 2012 are deemed outstanding for computing the number and the percentage of outstanding shares beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.
(2)	According to a Schedule 13F filed by Neuberger Berman Group LLC with the SEC for the quarter ended September 30, 2012. The address for Neuberger Berman Group LLC is 605 Third Avenue, New York, New York 10158.
(3)

According to a Schedule 13F filed by Ruane, Cunniff & Goldfarb, Inc. with the SEC for the quarter ended September 30, 2012. The address for Ruane, Cunniff & Goldfarb, Inc. is 767 Fifth Avenue, New York, New York 10153-0109.

(4)	According to a Schedule 13F filed by Vanguard Group, Inc. with the SEC for the quarter ended September 30, 2012. The address for Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355-2331.
(5)	Includes 25,050 shares purchased on the open market by Mr. Fischer; 215,625 shares issuable upon the exercise of options granted to Mr. Fischer; 5,083 Restricted Stock Units that vested on December 8, 2011; 5,966 Restricted Stock Units that vested on November 23, 2012 and 5,083 Restricted Stock Units that vested on December 8, 2012.
(6)	Includes 10,000 shares purchased on the open market by Mr. Slovin; 664,125 shares issuable upon the exercise of options granted to Mr. Slovin; 3,422 Restricted Stock Units that vested on December 8, 2011; 4,041 Restricted Stock Units that vested on November 23, 2012 and 3,919 Restricted Stock Units that vested on December 8, 2012.

(7)	Includes 18,750 shares purchased on the open market by Ms. Blank; 156,875 shares issuable upon the exercise of options granted to Ms. Blank; 3,083 Restricted Stock Units that vested on December 8, 2011; 3,083 Restricted Stock Units that vested on November 23, 2012 and 3,083 Restricted Stock Units that vested on December 8, 2012.
(8)	Includes 17,000 shares purchased on the open market by Mr. Friedman; 25,276 options exercised by Mr. Friedman; 4,406 shares issuable upon the exercise of options granted to Mr. Friedman; 814 Restricted Stock Units that vested on December 8, 2011; 797 Restricted Stock Units that vested on November 23, 2012 and 873 Restricted Stock Units that vested on December 8, 2012.
(9)	Includes 1,300 shares purchased on the open market by Mr. Petersohn; 42,396 shares issuable upon the exercise of options granted to Mr. Petersohn; 833 Restricted Stock Units vested on January 1, 2012 and 2,166 Restricted Stock Units that vested on January 1, 2013.
(10)	Includes 5,000 shares purchased on the open market by Mr. Beecken; 1,667 Restricted Stock Units that vested on May 10, 2011; 1,666 Restricted Stock Units that vested on May 10, 2012 and 1,000 Restricted Stock Units that vested on June 14, 2012.
(11)	Includes 15,000 shares issuable upon the exercise of stock options granted to Mr. Hood pursuant to the Company’s 1997 Director Stock Option Plan ; 30,000 shares issuable upon the exercise of stock options granted to Mr. Hood under the Company’s 2006 Plan; 1,666 Restricted Stock Units that vested on May 10, 2012 and 1,000 Restricted Stock Units that vested on June 14, 2012.
(12)	Includes 1,667 Restricted Stock Units that vested on May 10, 2011; 1,666 Restricted Stock Units that vested on May 10, 2012 and 1,000 Restricted Stock Units that vested on June 14, 2012.
(13)	Consists of 15,000 shares issuable upon the exercise of stock options granted to Mr. Kowaloff pursuant to the Company’s 1997 Director Stock Option Plan; 40,000 shares issuable upon the exercise of stock options granted to Mr. Kowaloff pursuant to the Company’s 2006 Plan; 1,667 Restricted Stock Units that vested on May 10, 2011; 1,666 Restricted Stock Units that vested on May 10, 2012 and 1,000 Restricted Stock Units that vested on June 14, 2012.
(14)	Includes 15,000 shares issuable upon the exercise of stock options granted to Mr. Kraemer pursuant to the Company’s 1997 Director Stock Option Plan; 60,000 shares issuable upon the exercise of stock options granted to Mr. Kraemer under the Company’s 2006 Plan; 1,667 Restricted Stock Units that vested on May 10, 2011; 1,666 Restricted Stock Units that vested on May 10, 2012 and 1,000 Restricted Stock Units that vested on June 14, 2012.
(15)	Includes 1,000 Restricted Stock Units that vested on June 14, 2012.
(16)	Includes 1,258,427 shares issuable upon exercise of options held by current executive officers and directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other of our equity securities. Specific due dates for these reports have been established, and we are required to disclose any failure to file by these dates during fiscal 2012. Our officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during the fiscal year ended September 30, 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

Equity Compensation Plan Information

The following table sets forth the following information, as of September 30, 2012, with respect to compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance: the number of securities to be issued upon the exercise of outstanding options, warrants and rights; the weighted-average exercise price of such options, warrants and rights; and, other than the securities to be issues upon the exercise of such options, warrants and rights, the number of securities remaining available for future issuance under the plan:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,157,113	17.63	999,432
Equity compensation plans not approved by security holders

Total	2,157,113	17.63	999,432

Compensation of Directors

In May 2008, the Compensation Committee retained compensation consultant PM&P to provide advice and recommendations with respect to competitive benchmarking of our compensation system within our Peer Group (as defined in “Compensation Discussion and Analysis” below) and with respect to specific compensation decisions concerning our non-employee directors. After review of the competitive benchmarking within the Peer Group, in October 2008, the Compensation Committee implemented, beginning in fiscal 2009, changes to the compensation structure of our non-employee directors. In October 2011, PM&P updated its competitive benchmarking review and the Company adopted the following compensation program for fiscal 2012 to better align compensation levels and cash/equity mix with the market:

•	$50,000: Annual Cash Retainer (increase from $35,000)

•	$15,000: Audit Chairman Retainer (no change)

•	$5,000: Committee Member Retainers (no change)

•	3,200 RSUs: Annual Equity Award (decreased from 5,000 RSUs)

All non-employee directors received director fees in fiscal 2012. Directors who are also our paid employees are not separately compensated for any services they provide as directors.

On May 8, 2012, Messrs. Beecken, Hood, Jetter, Kowaloff, Kraemer and Sullivan received an award of 3,200 RSUs pursuant to the Company’s 2006 Plan. The RSUs vest in three equal annual installments beginning on May 8, 2013. The compensation earned by our non-employee directors for the fiscal year ended September 30, 2012 is summarized as follows:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Nicholas W. Alexos(2)	25,000	—	—	—	—	—	25,000
David K. Beecken	65,000	157,184	—	—	—	—	222,184
William K. Hood	60,000	157,184	—	—	—	—	217,184
Thomas Jetter	53,750	157,184	—	—	—	—	210,934
Arthur D. Kowaloff	60,000	157,184	—	—	—	—	217,184
Harry M. Jansen Kraemer, Jr.	55,000	157,184	—	—	—	—	212,184
Timothy D. Sheehan(2)	25,000	—	—	—	—	—	25,000
Timothy P. Sullivan	55,000	157,184	—	—	—	—	212,184

(1)	These amounts reflect the grant date fair value of the restricted stock units calculated in accordance with applicable standards for financial statement reporting purposes for the fiscal year ended September 30, 2012 in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. The following are the aggregate number of unvested restricted stock units held by each of our non-employee directors as of September 30, 2012: Mr. Beecken: 6,867 ; Mr. Hood: 6,867; Mr. Jetter: 6,867; Mr. Kowaloff: 6,867; Mr. Kraemer: 6,867; and Mr. Sullivan: 5,200.
(2)	Messrs. Alexos and Sheehan resigned from the Board of Directors as of January 18, 2012.
(3)	As of September 30, 2012, the number of stock options held by each non-employee director and the vesting of such options is as follows:

Name	Vested Stock Options	Unvested Stock Options	Total
David K. Beecken	75,000	—	75,000
William K. Hood	45,000	—	45,000
Thomas Jetter	—	—	—
Arthur D. Kowaloff	55,000	—	55,000
Harry M. Jansen Kraemer, Jr.	75,000	—	75,000
Timothy P. Sullivan	—	—	—

Compensation of Executive Officers

Compensation Discussion and Analysis

Compensation Philosophy:    We do business in a competitive and dynamic industry. Our continued success in such an environment depends, in part, on our ability to attract and retain talented senior executives. In order to align the compensation delivered to these executives with shareholder interests, a significant portion (approximately 67% of total target compensation) is variable (short- and long-term incentives) and based on corporate performance. As a result, the Compensation Committee’s compensation policies are designed to:

(i)	Provide a competitive level of compensation to attract and retain talented management;

(ii)	Reward senior executives for corporate performance;

(iii)	Align the interests of senior executives with our stockholders in order to maximize stockholder value;

(iv)	Motivate executive officers to achieve our business objectives; and

(v)	Reward individual performance.

To achieve these compensation objectives, the Compensation Committee has developed a compensation program for the named executive officers (“NEOs”) generally consisting of base salary, annual cash bonus and long-term incentive compensation in the form of stock option, restricted shares and/or restricted stock units. The target total compensation pay mix for the Chairman and CEO, Jost Fischer, is:

•	Base Salary: 23%

•	Annual Cash Bonus: 23%

•	Long-term Incentive: 54%

The average total compensation pay mix for the other NEOs is structured to be:

•	Base Salary: 32%

•	Annual Cash Bonus: 20%

•	Long-term Incentive: 48%

The Compensation Committee believes that placing heavier weight on long-term incentives helps ensure strong alignment with creating long-term value for shareholders.

Say-on-Frequency and Say-on-Pay

Consistent with the desire of the shareholders (per the Say-on-Frequency vote in early 2011), Sirona has adopted the practice of conducting an annual non-binding advisory vote on NEO compensation. The Compensation Committee has and will continue to monitor the results of the annual advisory Say-on-Pay proposal and incorporate such results as one of many factors considered in connection with the discharge of its responsibilities, although no such factor is assigned a quantitative weighting. As a result of the near universal support (Say-on-Pay vote in early 2012) for Sirona’s fiscal 2011 compensation program, the Compensation Committee did not implement changes to our executive compensation program as a result of the stockholder advisory vote.

Independent Compensation Consultant

Since October 2007, the Compensation Committee has retained PM&P to provide advice and recommendations with respect to the competitiveness of Sirona’s executive and director compensation programs. The Compensation Committee directly engaged PM&P to conduct competitive market assessments for Sirona’s NEO group in fiscal 2008, 2011 and 2012. In the first quarter of fiscal 2013, PM&P provided advice/guidance to the Compensation Committee with respect to the Company’s CEO succession plan. Additionally, PM&P was also engaged to provide competitive market assessments of Sirona’s Non-Employee Director Compensation program in fiscal 2008 and 2011. PM&P has never performed any services other than executive and director compensation consulting for the Company, and performed its services only on behalf of and at the direction of the Compensation Committee.

The Compensation Committee believes that there was no conflict of interest between the compensation consultant and the Compensation Committee during the year ended September 30, 2012. In reaching this conclusion, the Compensation Committee considered the factors set forth in the SEC rule effective July 27, 2012 regarding compensation advisor independence. Specifically, the Compensation Committee has analyzed whether the work of PM&P as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by PM&P; (ii) the amount of fees from the Company paid to PM&P as a percentage of PM&P’s total revenue; (iii) the policies and procedures of PM&P that are designed to prevent conflicts of interest; (iv) any business or personal relationship of PM&P or the individual compensation advisors employed by PM&P with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by PM&P or the individual compensation advisors employed by PM&P.

Review of Market Data for Peer Companies

Compensation levels for our named executive officers are determined based on a number of factors, including a review of the compensation levels in the marketplace for similar positions. In fiscal 2010, PM&P identified and the Compensation Committee approved the following 14 public companies in the U.S. and Europe within the dental and medical devices industries. The Peer Group was generally consistent with the Peer Group established in 2007, but updated to take into account changes within the industries and the Company’s business. The current peer group (“Peer Group”) consists of the following companies:

CONMED Corporation The Cooper Companies Inc.	Nobel Biocare Holding AG NuVasive Inc.

DENTSPLY International Inc. Henry Schein Inc.	Orthofix International N.V. Patterson Companies Inc.
IDEXX Laboratories Inc. Integra LifeSciences Holdings Thoratec Corporation	Resmed Inc. Steris Corporation Straumann Holding AG

*	American Medical Systems Holings, Inc. was acquired on June 20, 2011 by Endo Health Solutions and Kinetic Concepts was acquired on November 7, 2011 by multiple acquirers. As such, both companies have been removed from the Company’s peer group since last year’s proxy statement.

The Compensation Committee reviews data, compiled by PM&P, regarding the Peer Group with respect to base salary, annual cash incentive compensation, total annual cash compensation, long-term incentive compensation and total direct compensation for each named executive officer. Based on the fiscal 2012 competitive market assessment, the Compensation Committee adopted a new compensation philosophy for 2012 which targeted compensation for the named executive officers as follows:

•	Base Salary: 55th percentile of Market

•	Annual Cash Bonus: 65th percentile of Market

•	Long-term Incentive: 65th percentile of Market

Base salary levels are positioned just above market median to account for Sirona’s greater product complexity and broader geographic reach. However, as mentioned above, compensation is primarily driven by incentive awards tied to Sirona’s performance. As in past years, the Compensation Committee continues to believe that the Company’s growth targets justify positioning target incentive compensation (short- and long-term) at above-median levels.

Base Salaries (Short-term Fixed Pay)

In March 2008, the Compensation Committee targeted base salaries of Mr. Fischer, Ms. Blank, and Mr. Slovin at the 60th percentile of the Peer Group (based on PM&P’s fiscal 2008 findings). Above median compensation was warranted because the Compensation Committee believes that the Company has greater product complexity and a broader geographic reach and because the Compensation Committee has set higher growth targets for the Company as compared to the Peer Group. The Compensation Committee approved base salaries of $710,000, $430,000 and $430,000 for Mr. Fischer, Ms. Blank and Mr. Slovin respectively, which corresponded to the 60th percentile of the Peer Group (based on PM&P’s fiscal 2008 findings). The base salary payable to Mr. Fischer and Ms. Blank were then denominated in Euros on a one-time basis by using a three-year moving average exchange rate of 1.29 U.S. dollars per Euro, resulting in base salaries of €550,388 ($826,925 at an average exchange rate of 1.50244 for fiscal 2008) and €333,330 ($500,808 at an average exchange rate of 1.50244 for fiscal 2008), respectively. The Compensation Committee chose to use a three-year moving average exchange rate as more representative than an exchange rate experienced in one fiscal year. Adjustments to the base salaries of Mr. Fischer and Ms. Blank on a going forward basis have been made against their March 2008 salaries as denominated in Euros. In October 2008 (fiscal 2009), the Compensation Committee approved three percent increases to the base salaries of Mr. Fischer, Ms. Blank and Mr. Slovin resulting in base salaries of €566,900 ($768,008 at an average exchange rate of 1.35475 for fiscal 2009), €343,333 ($465,130 at an average exchange rate of 1.35475 for fiscal 2009) and $442,900, respectively. The Compensation Committee elected to increase base salaries in order to reflect increases in cost of living. The Compensation Committee elected not to increase base salaries for Mr. Fischer, Ms. Blank and Mr. Slovin for fiscal 2010 due to conditions in the broader economic environment. The Compensation Committee elected not to increase base salaries for Mr. Fischer, Ms. Blank and Mr. Slovin for fiscal 2011 and instead increased bonus percentages to better align with desired positioning relative to the Peer Group. In fiscal 2012, the Compensation Committee elected to increase base salaries for all named executive officers to better align total compensation to market levels, per the Company’s stated compensation philosophy.

In conducting salary reviews, the Compensation Committee considers each individual executive officer’s achievements during the prior fiscal year in meeting our financial and business objectives, as well as the executive officer’s performance of individual responsibilities and our financial position and overall performance. Other internal and external factors, such as internal pay equity within the Company, are also reviewed and considered by the Committee when establishing the named executive officers’ annual compensation packages. In October 2010 (fiscal 2011), Mr. Friedman’s base salary was raised to $296,400 from the $285,000 in effect during fiscal 2010. In October 2011 (fiscal 2012), Mr. Friedman’s base salary was raised to $310,000. Mr. Petersohn’s base salary was originally set pursuant to his 2007 employment agreement based upon his experience and was subsequently raised in October 2008 to €152,000 ($228,371 at an average exchange rate of 1.50244 for fiscal 2008), in October 2009 to €160,000 ($217,168 at an average exchange rate of 1.35730 for fiscal 2010) and in October 2010 to €175,000 ($244,248 at an average exchange rate of 1.39570 for fiscal 2011). In October 2011 (fiscal 2012), Mr. Petersohn’s base salary was raised to €200,000 ($259,844 at an average exchange rate of 1.29922 for fiscal 2012).

Non-Equity Performance Compensation (Short-Term Variable Pay)

The Compensation Committee believes that annual bonuses can serve an important function by adding a fiscal performance-based incentive to an executive’s compensation package.

Executive Bonus Plan

On December 2, 2008, the Compensation Committee approved the 2009 Executive Bonus Plan (the “Executive Plan”). For fiscal 2012, the participants in the Executive Plan were Mr. Fischer, Ms. Blank and Mr. Slovin. Both Messrs. Petersohn and Friedman were eligible to participate in the Employee Profit Sharing Bonus Plan (see section below entitled “Employee Profit Sharing Bonus Plan and 2012 Fiscal Year Bonus Results”). The purpose of the Executive Plan is to provide to senior executive officers selected by the Compensation Committee cash bonus compensation that is (1) performance based and (2) competitive at target performance with the cash bonuses paid to similarly situated senior executives. The Executive Plan replaced the 2008 Executive Bonus Plan (the “2008 Plan”) which had previously replaced the cash bonus compensation component of total compensation used in prior years for the participants of the 2008 Plan. The Compensation Committee annually determines target performance metrics based upon budgetary estimates of financial performance approved by the Board of Directors in the first quarter of each fiscal year. The target bonus amount of each participant is a percentage of such participant’s annual base salary. The Compensation Committee also determines the percentage of target bonus payable to each participant at performance levels above and below target performance for each of the metrics described below on an annual basis. In fiscal 2012, cash bonuses were targeted at the 65th percentile of the Company’s Peer Group. While the Compensation Committee retains discretion to target annual cash bonuses other than in reference to the Peer Group, it did not exercise that discretion in fiscal 2012.

The financial performance metrics used to measure and reward performance under the Executive Plan has two major components: a Revenue Metric and an Earnings Metric.

(a) Revenue Metric:    The Revenue Metric is the Company’s fiscal year revenue, as reported in its financials. The Revenue Metric is given a weighting of 25% in calculating each participant’s bonus. In the event that the actual fiscal year Revenue Metric achieves target, each participant will receive 25% of his or her target bonus. Each participant will receive greater or less than the 25% of target bonus to the extent the Revenue Metric exceeds or is less than the revenue target. Payout range is zero to 2x target (i.e., 0% to 50% of target annual bonus).

(b) Earnings Metric:    The Earnings Metric consists solely of an Adjusted EBITDA Metric. The Adjusted EBITDA Metric has been determined by the Committee to be fiscal year net income as reported by the Company in its financials, plus (i) net interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) option expenses, (v) foreign exchange effect from Patterson exclusivity fee revaluation, (vi) refinancing expenses, (vii) foreign exchange effect from intra-group loans, (viii) non-cash gain/loss on interest derivatives, (ix) release of the Patterson exclusivity fee (x) and other special items set forth by the Compensation Committee (historically, special items have been: write-off of IPR&D and expenses related to refinancing or secondary offerings by Luxco). The Earnings Metric is given an overall weight of 75%. If the fiscal year Adjusted EBITDA Metric achieves target, each participant will receive 75% of his or her target bonus. Each participant will receive greater or less than the 75% of target bonus to the extent the Adjusted EBITDA Metric exceeds or is less than the adjusted EBITDA target. Payout range is zero to 2x target (i.e., 0% to 150% of target annual bonus).

The bonus awards for all participants in the Executive Plan are calculated with the same method: Fiscal year cash bonus = bonus earned due to actual fiscal year Revenue Metric performance + bonus earned due to actual fiscal year Adjusted EBITDA Metric performance. There are no elements of individual performance considered in determining any award.

The Compensation Committee determined for fiscal 2012 that the target bonus amounts were 100%, 70% and 70% of annual base salary for Mr. Fischer, Ms. Blank and Mr. Slovin, respectively, or €610,000 ($792,524 at an average exchange rate of 1.29922 for fiscal 2012), €258,300 ($335,589 at an average exchange rate of 1.29922 for fiscal 2012) and $332,500, respectively, which based on PM&P’s fiscal 2012 and 2013 competitive market assessments were within +/-15% of the market 65th percentile.

Revenue Metric.    Each participant would earn 25% of his or her target bonus if actual fiscal year 2012 revenue achieved target of $992.0 million. Each participant would earn greater or less than 25% of target bonus as set forth below, with all other points determined on a straight line basis. Revenue attainment below $968.7 million would yield zero payout and revenue above $1,028.3 million would result in a capped payout of 2x target.

Fiscal 2012 Revenue	% of Target Bonus
Below $968.7 million	0%
$968.7 million	12.5%
$992.0 million	25%
$1,028.3 million	50%
Greater than $1,028.3 million	50%

Adjusted EBITDA Metric.    Each participant would earn 75% of his or her target bonus if actual fiscal year 2012 Adjusted EBITDA achieved target of $260.0 million. Each participant would earn greater or less than 75% of target bonus as set forth below, with all other points determined using the $255.0 million and the $280.0 million points, except that no additional bonus was awarded for achieving over $280 million in fiscal year 2012 Adjusted EBITDA. Adjusted EBITDA below $255.0 million would yield zero payout and Adjusted EBITDA above $280.0 million would result in a capped payout of 2x target.

Fiscal 2012 Adjusted EBITDA	% of Target Bonus
Below $255.0 million	0%
$255.0 million	37.5%
$260.0 million	75%
$280.0 million	150%
Greater than $280.0	150%

2012 Fiscal Year Performance and Bonus Results under Executive Plan.    The fiscal 2012 results for the Revenue Metric and the Adjusted EBITDA Metric, as derived from the Company’s audited fiscal 2012 financial statements in accordance with the definitions approved by the Compensation Committee, were $979.4 million and $262.9 million, respectively. After applying the calculations set forth in the charts above for performance below, at or above target, the Compensation Committee determined that the bonus payable to each of the participating named executive officers for each of the Revenue Metric and the Adjusted EBITDA Metric, as a percentage of target bonus, was approximately 18.3% and approximately 85.9% respectively, totaling an aggregate cash bonus for each participating named executive officer of 104.2% of his or her target bonus.

Pursuant to the foregoing, each of Mr. Fischer, Ms. Blank and Mr. Slovin earned an annual bonus of €635,620 ($825,810 at an average exchange rate of 1.29922 in fiscal 2012), €269,149 ($349,684 at an average exchange rate of 1.29922 in fiscal 2012) and $346,465, respectively. Mr. Slovin’s bonus was paid in U.S. dollars.

There are no payments under the Executive Plan to any person upon termination of employment (for any reason) or upon a change in control of the Company, however, participants may be eligible for such payments under their employment or other agreements with the Company. Please see “Employment Agreements” below.

Employee Profit Sharing Bonus Plan and 2012 Fiscal Year Bonus Results

Mr. Petersohn and Mr. Friedman were both eligible to receive cash bonuses under the Employee Profit Sharing Bonus Plan for fiscal 2012. The Chief Executive Officer, in collaboration with the Compensation Committee, annually determines target performance metrics based upon budgetary estimates in the first quarter of each fiscal year. Mr. Petersohn’s bonus is based on three major components: Contribution Margin for international sales (with targets based upon budget) weighted 60%, qualitative targets relating to the expansion of certain international sales markets weighted 30% and Operating Income plus Amortization (with the target based on the Company’s guidance) weighted 10%. Contribution Margin is calculated as consolidated gross profit margin for international sales less direct expenses, both based on management accounts. Mr. Friedman’s bonus is based on two major components: (i) the Company’s guidance on Operating Income plus Amortization, weighted at 50% and (ii) certain qualitative targets relating to the individual projects, weighted at 50%.

In the event that the actual fiscal year Contribution Margin achieved target Mr. Petersohn would receive 60% of his target bonus and he would receive greater or less than the 60% of target bonus to the extent Contribution Margin exceeded or was less than the target, subject to a threshold of 20% and a flattened bonus curve after 120% target achievement.

In the event that the actual fiscal year qualitative targets relating to the expansion of certain international sales markets achieved target Mr. Petersohn would receive 30% of his target bonus and he would receive greater or less than the 30% of target bonus to the extent the qualitative achievements exceeded or was less than the target. There is no cap on the bonus for this metric.

If the fiscal year Operating Income plus Amortization achieved the target of $234 million, Mr. Petersohn would receive 10% of his target bonus. He would receive greater or less than the target bonus to the extent actual Operating Income plus Amortization exceeded or was less than the Operating Income plus Amortization target, subject to a threshold of 66.7% of the target and a cap of 133.3% of the target.

If the fiscal year Operating Income plus Amortization achieved the target of $234 million Mr. Friedman would receive 50% of his target bonus. He would receive greater or less than the target bonus to the extent actual Operating Income plus Amortization exceeded or was less than the Operating Income plus Amortization target, subject to a threshold of 66.7% of the target and a cap of 133.3% of the target.

In the event that the actual fiscal year qualitative targets relating to the individual project targets achieved target Mr. Friedman would receive 50% of his target bonus and he would receive greater or less than the 50% of target bonus to the extent the qualitative achievements exceeded or was less than the target, subject to a threshold of 20% and a flattened bonus curve after 120% target achievement.

For fiscal 2012, Mr. Petersohn’s total target bonus was €114,000 ($148,111 at an average exchange rate of 1.29922 for fiscal 2012). For fiscal 2012, Mr. Petersohn’s Contribution Margin target was €160.65 million and actual Contribution Margin was €159.60 million. The fiscal 2012 Operating Income plus Amortization target was $234 million and actual Operating Income plus Amortization was $233.7 million. The achievement of the expansion target for certain international sales markets was determined to be at 30%. Based on this performance, Mr. Petersohn’s actual bonus was €120,000 ($155,906 at an average exchange rate of 1.29922 for fiscal 2012) or 105.3% of target.

For fiscal 2012, Mr. Friedman’s target bonus was $124,000. The fiscal 2012 Operating Income plus Amortization target was $234 million and actual Operating Income plus Amortization was $233.7 million. Based on this performance, Mr. Friedman’s actual bonus was $123,312 or 99.4% of target.

Equity Awards (Long-term Variable Pay)

The Compensation Committee believes that equity ownership by executive officers provides incentive to build stockholder value and aligns the interests of our officers with our stockholders. The Compensation Committee typically recommends or awards an option, restricted stock unit or restricted share grant upon hiring executive officers or within one year of their date of hire, subject to a maximum four-year vesting schedule. The size of the initial grant is usually determined with reference to the seniority of the officer, his or her level of cash compensation, the contribution the officer is expected to make to us and comparable equity compensation offered by others in the industry. As discussed above, the Compensation Committee decided to begin targeting long-term incentive compensation at the 65th percentile of the Peer Group for fiscal 2012. Additionally, the Compensation Committee has determined that granting long-term incentives on an annual basis, rather than on a periodic basis, is more aligned with market practice and is in the best interest of shareholders.

In furtherance of Sirona’s desire to award the appropriate mix of stock options, time-vested restricted stock/units and performance-based restricted units to its NEOs, the Compensation Committee has granted a combination of time-vested restricted stock units and stock options for fiscal 2012. The Compensation Committee determined that this shift is more aligned with market practice and increases the focus on performance. The mix of stock options (47%) and restricted stock units (53%) provide an appropriate balance between performance, desire for shareholder alignment and retention. Stock options are inherently performance-oriented and aligned with shareholder interest because stock price appreciation above the exercise price is required before an executive realizes any value. Unlike stock options, a restricted stock unit award has some value regardless of stock price volatility thereby enhancing retention during times of stock price volatility. Moreover, retention is further enhanced by requiring the first tranche (1/3rd) of restricted stock units to vest two years following the grant date and annually thereafter (as opposed to stock options which vest 25% one year following the grant date and 25% each year thereafter). However, in addition to being a retention vehicle, restricted stock units also align with shareholder interests since their value appreciates as the value of the Company’s common stock increases.

In prior years, to reflect both changing business dynamics and prevailing market practice at the time, the Committee has awarded 100% stock options (prior to fiscal 2010), 100% restricted stock units (fiscal 2010) and 85% time-vested restricted stock units / 15% performance-vested restricted stock units for Mr. Fischer, Ms. Blank and Mr. Slovin and 100% time-vested restricted stock units for the other NEOs (fiscal 2011). As Sirona and its marketplace continue to evolve, the Compensation Committee will continue to balance shareholder alignment with the motivational impact of the current equity award mix for the NEOs.

The Company does not publicly disclose specific long-term incentive plan targets on a prospective basis due to potential competitive harm. Revealing specific objectives prospectively would provide competitors and other third parties with insights into our confidential planning process and strategies, thereby causing competitive harm.

Severance Payments and Change in Control

In March 2008, the Compensation Committee, after review of the competitive market assessment conducted by PM&P, determined that Mr. Fischer, Ms. Blank and Mr. Slovin should receive payments of up to 24 months annual base salary and two times target bonus in the year of termination in the event that any of them were terminated without cause or if any of them terminated their employment for good reason. The Compensation Committee also decided that equity awards held in the Company by Mr. Fischer, Ms. Blank and Mr. Slovin would be accelerated in the event of a change in control. Mr. Slovin’s employment agreement already provided for such acceleration of equity awards held by him.

On December 2, 2008, the Compensation Committee approved amendments to employment agreements of Mr. Fischer, Ms. Blank and Mr. Slovin for the purposes of providing the revised severance and change in control benefits described in the paragraph above.

In connection with Mr. Fischer’s retirement following the Annual Meeting, Mr. Fischer and the Company executed a Transition Agreement. The details of the Transition Agreement, including severance payments that will be made to Mr. Fischer, are set forth under the section “Employment Agreements” below.

Other Compensation

Executive pension plans are common in European companies but are declining in the United States. In March 2008, the Compensation Committee, after review of the competitive market assessment conducted by PM&P, decided that Mr. Fischer and Ms. Blank should be enrolled in a defined contribution retirement savings plan because they are not eligible to participate in the Company’s 401(k) plan. The Compensation Committee believes that such a retirement savings plan provides a competitive benefit to our Europe-based named executive officers. While such benefit was authorized by the Compensation Committee in fiscal 2008, the retirement saving plan became available to our Europe-based named executive officers during fiscal 2009. For a description of this plan, see “Nonqualified Defined Contribution and other Nonqualified Deferred Compensation.” The Compensation Committee also determined that the Company should provide payments on behalf of some named executive officers for private health care insurance coverage. In fiscal 2012, payments of €8,750 ($11,368 at an average exchange rate of 1.29922 for fiscal 2012), €3,000 ($3,898 at an average exchange rate of 1.29922 for fiscal 2012) and $30,703 were made on behalf of Mr. Fischer, Ms. Blank and Mr. Slovin, respectively. The Compensation Committee also decided in March 2008, after review of the competitive market assessment conducted by PM&P, to continue the Company’s current practice of providing limited auto, housing and tax advisory services to its named executive officers. These perquisites facilitate the performance of our named executive officers’ managerial duties and provide for competitive total compensation when compared to the total compensation of the Peer Group.

Modification of Compensation Policies

The Omnibus Budget Reconciliation Act of 1993 includes potential limitations on tax deductions for compensation in excess of $1,000,000 paid to our executive officers. The Compensation Committee has analyzed the impact of this provision of the tax law on our compensation policies, has determined that historically the effect of this provision on the taxes paid by us has not and would not have been significant and has decided for the present not to modify our compensation policies based on such provision. In the event that a material amount of compensation might potentially not be deductible, it will consider what actions, if any, should be taken to seek to make such compensation deductible without compromising its ability to motivate and reward excellent performance.

Tax Equalization Agreements

In fiscal 2010, the Company entered into agreements with Messrs. Slovin, Fischer and Ms. Blank providing for tax equalization. These payments were in recognition of the fact that these executives are required to spend an increased percentage of their time outside their respective home countries and were designed to make the executives whole on an after-tax basis.

In connection with his September 2010 appointment to President of the Company, Mr. Slovin agreed to be relocated to Bensheim, Germany for two years. During the period of relocation, the Company agreed to make Mr. Slovin whole on an after-tax basis for German employment income and other applicable taxes on his remuneration in excess of the tax that he would owe if his income was subject only to federal, state and local taxation applicable to Mr. Slovin prior to his relocation. This tax equalization payment is calculated by the Company’s outside accounting firm and paid with the monthly payroll. On October 1, 2012, the Company entered into a Letter Amendment to Mr. Slovin’s existing Amended and Restated Employment Agreement, providing that Mr. Slovin’s relocation to Bensheim, Germany will be extended until March 31, 2013.

On November 15, 2010, the Compensation Committee approved supplement agreements to the service agreements of each of Mr. Fischer and Ms. Blank for the purposes of providing that each of Mr. Fischer and Ms. Blank’s yearly salary and bonus under the service agreement will be paid by the Company pro rata to the days he/she has worked for the Company compared to total days to be worked under the service agreement, with the remaining portion of the yearly salary and bonus to be paid by Sirona Dental GmbH. In order to facilitate the payment mechanism, the Company will pay Mr. Fischer and Ms. Blank a fixed amount on a monthly basis in the amount of 20% of the total salary, with the remaining 80% to be paid by Sirona Dental GmbH. Within 30 days following the end of the calendar year, the Company and Sirona Dental GmbH will each compensate the other for the difference between the portion of salary actually paid and the pro rata portion to be paid for such calendar year.

The supplement agreements further provide that Mr. Fischer and Ms. Blank will be subject to tax equalization, by which he/she will remain neutral, subject to certain conditions and limitation, from a tax perspective with respect to (i) compensation received from the Company and/or Sirona Dental GmbH, including any U.S. tax on salary, bonuses, share based compensation (including effects in case of exercises) and (ii) the indirect investment of each of Mr. Fischer and Ms. Blank in the Company, subject to certain limits. Mr. Fischer and Ms. Blank will pay the same amount of income taxes as he/she would have paid had he/she performed all of his/her duties in Austria and did not perform the duties in the U.S. and been subject to a salary split mentioned above. These supplemental agreements were effective for fiscal 2012.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for its 2012 fiscal year.

From the members of the Compensation Committee of Sirona Dental Systems, Inc.:

Timothy P. Sullivan, Chairman

William K. Hood

Harry M. Jansen Kraemer, Jr.

Arthur D. Kowaloff

Shareholder Approval of Executive Compensation

Pursuant to section 14A of the Securities Exchange Act, the Company is providing stockholders with the opportunity to cast an advisory (non-binding) vote to approve the compensation of the Company’s named executive officers. As an advisory vote, this proposal is non-binding. However, the Board of Directors and the Compensation Committee value the opinions of stockholders and will consider the outcome of the vote when making future compensation decisions for the named executive officers. In light of the results of the stockholder’s non-binding advisory vote at the 2010 Annual Meeting with respect to the frequency with which stockholders will vote for the approval of the compensation of the Company’s named executive officers, the Company currently intends to hold an annual non-binding advisory vote on such named executive officer compensation.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by the Company to or on behalf of named executive officers for services rendered during fiscal 2012, fiscal 2011 and fiscal 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)(6)
Jost Fischer(5)	2012	792,524	—	1,000,750	883,727	825,810	—	129,888	3,632,699
Chairman and Chief Executive Officer	2011	791,222	—	1,524,163	—	1,582,445	—	123,581	4,021,411
	2010	769,453	—	1,050,725	—	1,136,982	—	123,098	3,080,258

Simone Blank(5)	2012	479,412	—	440,330	388,840	349,684	—	93,123	1,751,389
Executive Vice President and Chief Financial Officer and Director	2011	479,190	—	768,702	—	670,866	—	92,815	2,011,573
	2010	466,006	—	637,325	—	487,025	—	91,670	1,682,026

Jeffrey T. Slovin	2012	475,000	—	440,330	388,840	346,465	—	152,104	1,802,739
President	2011	442,900	—	768,702	—	620,060	—	171,789	2,003,451
	2010	442,900	—	637,325	—	487,025	—	19,462	1,586,712

Jonathan Friedman	2012	310,000	—	90,068	79,535	123,312	—	12,365	615,280
General Counsel and Secretary	2011	296,400	—	147,120	—	153,566	—	12,125	609,211
	2010	285,000	—	125,743	—	153,295	—	10,578	574,616

Walter Petersohn(5)	2012	259,844	—	240,180	212,094	155,906	—	20,482	888,506
Executive Vice President of Sales	2011	244,248	—	294,240	—	165,530	—	21,845	725,863
	2010	217,168	—	172,250	—	117,067	—	21,244	527,729

(1)	Represents the aggregate grant date fair value calculated in accordance with applicable standards for financial statement reporting purposes for the fiscal years ended September 30, 2012, September 30, 2011 and September 30, 2010, in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 5, Employee Share-Based Compensation, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012.
(2)	2012, 2011 and 2010 amounts represent amounts earned in fiscal 2012, 2011 and fiscal 2010 by Mr. Fischer, Ms. Blank and Mr. Slovin based on fiscal 2012, fiscal 2011 and fiscal 2010 performance under the Company’s Executive Plan. Amounts earned by Mr. Fischer and Ms. Blank in fiscal 2012 will be paid from November 2012 to April 2013, amounts earned by Mr. Fischer and Ms. Blank in fiscal 2011 were paid from January to June 2012 and amounts earned by Mr. Fischer and Ms. Blank in fiscal 2010 were paid from January to June 2011. Amounts earned by Mr. Slovin for fiscal 2012 were paid in December, 2012, amounts earned by Mr. Slovin for fiscal 2011 were paid in December 2011 and amounts earned by Mr. Slovin for fiscal 2010 were paid in December 2010.
(3)	Represents bonus payments made to Mr. Friedman and Mr. Petersohn based upon performance under the Employee Profit Sharing Bonus Plan, as described under “Short-term Pay-Non-Equity Performance Compensation-Employee Profit Sharing Bonus Plan.” Amount paid to Mr. Friedman was paid in December 2012. Amount paid to Mr. Petersohn will be paid from November 2012 to April 2013.

(4)	Includes all other compensation as described in the following table:

Name	Year	Savings Plan Contribution(a)	Tax Advice(b)	Car Allowance		Housing Allowance(e)	Healthcare Allowance(f)	Total ($)
Jost Fischer	2012	32,987	4,677	32,169	(c)	48,686	11,368	129,887
	2011	35,437	2,973	28,959	(c)	44,000	12,212	123,581
	2010	34,462	7,720	25,840	(c)	43,200	11,876	123,098

Simone Blank	2012	24,685	—	16,065	(c)	48,475	3,898	93,123
	2011	26,518	—	18,510	(c)	43,600	4,187	92,815
	2010	25,788	—	18,610	(c)	43,200	4,072	91,670

Jeffrey T. Slovin	2012	9,413	7,775	18,133	(c)	86,080	30,703	152,104
	2011	—	5,845	19,480	(c)	113,481	32,983	171,789
	2010	6,125	—	9,000	(c)	—	4,337	19,462

Jonathan Friedman	2012	6,365	—	6,000	(c)	—	—	12,365
	2011	6,125	—	6,000	(c)	—	—	12,125
	2010	4,578	—	6,000	(d)	—	—	10,578

Walter Petersohn	2012	—	—	20,482	(c)	—	—	20,482
	2011	—	—	21,845	(c)	—	—	21,845
	2010	—	—	21,244	(c)	—	—	21,244

(a)	Amounts for Mr. Slovin and Mr. Friedman reflect matching contributions under the Schick Technologies Inc. 401(k) Savings Plan (the “Savings Plan”). Amounts for Mr. Fischer and Ms. Blank in fiscal 2010, 2011 and 2012 reflect amounts paid beginning in January 2010 into a defined contribution retirement savings plan, as described below under “Nonqualified Defined Contribution and other Nonqualified Deferred Compensation,” with the fiscal 2010 amount reflecting a pro rata amount due to the payment being made for only part of the fiscal year. Amounts paid to Mr. Friedman in fiscal 2012 were paid from October 1, 2011 through September 30, 2012.
(b)	Represents the value of the tax advice given to Mr. Fischer and Mr. Slovin.
(c)	Represents payments for leasing a car.
(d)	Represents a credit paid to Mr. Friedman to defer the cost of leasing a car.
(e)	Represents payments for apartments for Mr. Fischer and Ms. Blank in New York City. Represents rental payments on a home in Germany for Mr. Slovin, together with relocation expenses incurred by the Company on his behalf.
(f)	Includes an allowance for healthcare premiums payable by the named executive officer.
(6)	Mr. Fischer, Ms. Blank and Mr. Petersohn were compensated in Euros. All 2012 amounts have been converted to U.S. dollars at an exchange rate of 1.29922, the average exchange rate for the fiscal year ended September 30, 2012 and all 2011 amounts (excluding non-equity incentive plan compensation) have been converted to U.S. dollars at an exchange rate of 1.359570, the average exchange rate for the fiscal year ended September 30, 2011. All 2010 amounts (excluding non-equity incentive plan compensation) have been converted to U.S. dollars at an exchange rate of 1.35730, the average exchange rate for the fiscal year ended September 30, 2010. For fiscal 2010, each of Mr. Fischer and Ms. Blank earned non-equity incentive plan compensation in U.S. dollars of $1,136,982 and $487,025, respectively. For purposes of determining the Euro payment of the non-equity incentive plan compensation to Mr. Fischer and Ms. Blank for fiscal 2010 a three year moving average exchange rate of 1.406 U.S. dollars per Euro on the date the bonuses were calculated was used, resulting in bonus payables of €808,664 ($1,097,600 at an average exchange rate of 1.35730 in fiscal 2010) and €346,390 ($470,155 at an average exchange rate of 1.35730 in fiscal 2010).
(7)	Amounts included in the table above do not include one-time cash payments in an amount totaling $6.625 million made on August 1, 2011 by certain existing shareholders of Luxco, a former significant shareholder of the Company, to the Chief Executive Officer and Chief Financial Officer of the Company in connection with their participation with Luxco. Mr. Fischer was paid $3,975,000 and Ms. Blank was paid $2,650,000. Although the Company did not make such payments, the Company nonetheless was required to record a non-cash compensation charge in that period as a result of such payments.

Employment Agreements

Mr. Fischer (Chairman and Chief Executive Officer):

In April 2002, the Company entered into an employment agreement with Mr. Fischer for an indefinite term. An October 1, 2007 amended and restated service agreement conformed the existing employment arrangement between the Company and Mr. Fischer for Austrian law, but did not otherwise materially change the employment arrangement. Under the terms of the agreement, Mr. Fischer is currently employed as the Company’s Chairman and Chief Executive Officer. Mr. Fischer’s annual base salary is denominated in Euros. Mr. Fischer’s annual base salary for both fiscal 2010 and 2011 was €566,900 ($769,453 at an average exchange rate of 1.35730 for fiscal 2010 and $791,222 at an average exchange rate of 1.39570 for fiscal 2011). Mr. Fischer’s annual base salary for 2012 was increased to €610,000 ($792,524 at an average exchange rate of 1.29922 for fiscal 2012.) In addition to his base salary, Mr. Fischer is eligible to receive an annual bonus based on the Company’s Executive

Bonus Plan. If the Company achieves target financial performance, the earned bonus is €610,000 ($792,524 at an average exchange rate of 1.29922 for fiscal 2012.) If Mr. Fischer’s employment is terminated due to death, the Company will continue to pay his contractual compensation for a period of up to six months. Mr. Fischer’s employment agreement provides that he will be restricted from acting as a member of supervisory, advisory or similar boards of companies which are not affiliated with the Company without prior written consent of the Board of Directors and will not, during the course of his employment, directly or indirectly be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any competing entity. The employment agreement may be terminated by the Company or Mr. Fischer upon one year’s notice, and each party may terminate the employment agreement for cause.

On December 2, 2008, the Compensation Committee approved an amended and restated service agreement between the Company and Mr. Fischer. The amended and restated agreement provides that Mr. Fischer is eligible to receive a bonus under the Company’s Executive Bonus Plan. The December 2, 2008 agreement is entered into for an indefinite time, however, it may be terminated by Mr. Fischer or the Company with a least six months’ notice; provided that if Mr. Fischer desires to terminate the agreement for other than good reason or following a change of control, Mr. Fischer will endeavor to provide at least 24 months’ notice. If the agreement is terminated for other than cause, Mr. Fischer is eligible for a severance payment equal to his annual base salary, 100% of his target bonus amount and 100% of the monetary value of health and welfare benefits being received by Mr. Fischer (the “Regular Severance Payment”); provided that if Mr. Fischer terminates the agreement, he shall instead be entitled to receive a severance payment in an amount equal to the product of the Regular Severance Payment divided by 12 times the lesser figure of (i) 12 months and (ii) the excess of 24 months minus the number of months between the date of notice of termination of the agreement and the effective date of such termination. As an example, if such notice of termination of the agreement is given by Mr. Fischer 20 months before the effective date of such termination, then his severance payment would be one third of the Regular Severance Payment. Mr. Fischer is eligible for an additional payment of up to 50% of the Regular Severance Payment if he meets certain conditions with respect to noncompetition. As an example, in the case of a termination notice by Mr. Fischer for a reason other than cause or by the Company for a reason other than cause the total amount paid to Mr. Fischer with respect to the 24 months’ (assuming the termination notice is given with six months’ notice, but not with more) period following the delivery of the termination notice is two times the Regular Severance Payment. In the event of a change of control, any securities or options granted to Mr. Fischer in the Company or its subsidiaries shall fully vest and be transferable subject to applicable securities laws and exchange rule restrictions. “Change of Control” means that any person (other than Luxco) owns (legally and/or economically), solely, with its affiliates or other persons acting in concert with it, directly or indirectly, more than 50% of the outstanding capital and/or voting rights (in both cases excluding treasury capital/voting rights) in the Company and/or Controls the Company. “Control” means in respect of a person, the power directly or indirectly to manage or govern such person, or to appoint the managing and governing bodies of such person, or a majority of the members thereof if they decide collectively, whether through the ownership of voting securities, by contract or otherwise (in such respect, a limited partnership shall be deemed to be Controlled by its general partner). The same will apply for any economically comparable situation (e.g. transfer of assets of the Company, merger or consolidation of Company), whereby any valuation needed shall be based on the most recent financial statements of the Company or the relevant entity. During the first year after termination of employment without cause, Mr. Fischer may not compete with the Company, however such period of noncompetition is reduced depending on the length of notice given by Mr. Fischer in the event he terminates the agreement.

On November 15, 2010, the Compensation Committee approved a supplement agreement to the service agreement of Mr. Fischer for the purposes of providing that Mr. Fischer’s yearly salary and bonus under the service agreement will be paid by the Company pro rata to the days he has worked for the Company compared to total days to be worked under the service agreement, with the remaining portion of the yearly salary and bonus to be paid by Sirona Dental GmbH. In order to facilitate the payment mechanism, the Company will pay Mr. Fischer a fixed amount on a monthly basis in the amount of 20% of the total salary, with the remaining 80% to be paid by Sirona Dental GmbH. Within 30 days following the end of the calendar year, the Company and Sirona Dental GmbH will each compensate the other for the difference between the portion of salary actually paid and the pro rata portion to be paid for such calendar year. The supplement agreement further provides that Mr. Fischer will be subject to tax equalization, by which he will remain neutral, subject to certain conditions and limitation, from a tax perspective with respect to (i) compensation received from the Company and/or Sirona Dental GmbH, including any U.S. tax on salary, bonuses, share based compensation (including effects in case of exercises) and (ii) the indirect investment of Mr. Fischer in the Company, subject to certain limits. Mr. Fischer will pay the same amount of income taxes as he would have paid had he performed all of his duties in Austria and did not perform the duties in the U.S. and been subject to a salary split mentioned above.

On November 16, 2012, the Company announced Mr. Fischer’s retirement from his position as Chief Executive Officer and Chairman of the Board (collectively the “Positions” and each a “Position”) effective as of February 20, 2013. In connection with Mr. Fischer’s retirement, Mr. Fischer and the Company entered into a Transition Agreement, dated November 16, 2012 (the “Transition Agreement”). Pursuant to the Transition Agreement, Mr. Fischer desires to retire from the Positions, and the amended and restated service agreement, dated December 2, 2008, as amended by the supplement agreement dated November 15, 2010 (the “Service Agreement”) will terminate. Mr. Fischer’s retirement from the Positions will be effective following the Annual Meeting on February 20, 2013 and his final day of employment with the Company will be February 28, 2013 (the “Separation Date”).

As provided in the existing Service Agreement, Mr. Fischer will receive a severance payment in an amount equal to €1,933,125 ($2,511,555 at an average exchange rate of 1.29922 for fiscal 2012), which represents 1.5 times the sum of (i) Mr. Fischer’s current annual base salary, (ii) 100% of Mr. Fischer’s current target bonus and (iii) the monetary value of Mr. Fischer’s current annual health and welfare benefits (collectively, the “Severance Payment”). Mr. Fischer will receive an amount equal to 1/3 of the Severance Payment within 10 days of the Separation Date and an amount equal to the remaining 2/3 of the Severance Payment on December 31, 2013.

Mr. Fischer will also receive his unpaid salary and accrued vacation through the Separation Date within 10 days of the Separation Date. Further, Mr. Fischer is entitled to receive the pro rata portion of his annual bonus for the current financial year, which started on October 1, 2012 through the Separation Date, subject to the terms of the executive bonus plan as administered by the Company’s Compensation Committee.

As provided in the existing Service Agreement, Mr. Fischer has agreed not to compete with the Company for a period of 12 months after the Separation Date. In addition, if from the Separation Date through the 24 months thereafter, Mr. Fischer does not compete with the Company, the Company will pay Mr. Fischer an additional amount equal to 1/3 of the Severance Payment (€644,375, or $837,185 at an average exchange rate of 1.29922 for fiscal 2012).

The Company will continue to make available to Mr. Fischer the corporate apartment currently leased by the Company for Mr. Fischer’s use until the expiration of the current lease on January 31, 2014, as well as the automobile currently leased for Mr. Fischer’s use until May 2015.

All stock options and restricted stock units (collectively, “Incentive Equity”) currently held by Mr. Fischer which have not otherwise fully vested as of the Separation Date will continue to vest in accordance with the terms and conditions of such Incentive Equity, subject to the following modifications: (i) rather than vesting being conditioned on continued employment with the Company, such vesting shall be conditioned on Mr. Fischer not competing with the Company and (ii) if, during the period beginning on the Separation Date and ending on November 22, 2015, Mr. Fischer does not compete with the Company, then the period permitted for exercising any stock options included in the Incentive Equity will be extended until November 22, 2016. If Mr. Fischer does compete with the Company at any time during the period beginning on the Separation Date and ending on November 22, 2015, then the period permitted for exercising any stock options included in the Incentive Equity will not be extended and rather will revert to the existing terms.

Ms. Blank (Executive Vice President and Chief Financial Officer):

In July 1999, the Company entered an employment agreement, as amended in June 2001, with Simone Blank for an indefinite term. An October 10, 2007 amended and restated service agreement conformed the existing employment arrangement between the Company and Ms. Blank for Austrian law, but did not otherwise materially change the employment arrangement. Under the terms of the agreement, Ms. Blank is employed as the Company’s Executive Vice President and Chief Financial Officer. Ms. Blank’s annual base salary is denominated in Euros. Ms. Blank’s annual base salary for both fiscal 2010 and 2011 was €343,333 ($466,006 at an average exchange rate of 1.35730 for fiscal 2010 and $479,190 at an average exchange rate of 1.39570 for fiscal 2011). Ms. Blank’s annual base salary for 2012 was increased to €369,000 ($479,412 at an average exchange rate of 1.29922 for fiscal 2012). In addition to her base salary, Ms. Blank is eligible to receive an annual bonus based on the Company’s Executive Bonus Plan. If the Company achieves target financial performance, the earned bonus is €258,300 ($335,589 at an average exchange rate of 1.29922 for fiscal 2012). Ms. Blank’s employment agreement provides that she will be restricted from acting as a member of supervisory, advisory or similar boards of companies which are not affiliated with the Company without prior written consent of the Board of Directors and will not, during the course of his employment, directly or indirectly be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any competing entity. The employment agreement may be terminated by the Company or Ms. Blank upon 24 months’ notice, and each party may terminate the employment agreement for cause.

On December 2, 2008, the Compensation Committee approved an amended and restated service agreement between the Company and Ms. Blank. The amended and restated agreement provides that Ms. Blank is eligible to receive a bonus under the Company’s Executive Bonus Plan. The December 2, 2008 agreement is entered into for an indefinite time, however, it may be terminated by Ms. Blank or the Company with a least six months’ notice; provided that if Ms. Blank desires to terminate the agreement for other than good reason or following a change of control, Ms. Blank will endeavor to provide at least 24 months’ notice. If the agreement is terminated for other than cause, Ms. Blank is eligible for a severance payment equal to her annual base salary, 100% of her target bonus amount and 100% of the monetary value of health and welfare benefits being received by Ms. Blank (the “Regular Severance Payment”); provided that if Ms. Blank terminates the agreement, she shall instead be entitled to receive a severance payment in an amount equal to the product of the Regular Severance Payment divided by 12 times the lesser figure of (i) 12 months and (ii) the excess of 24 months minus the number of months between the date of notice of termination of the agreement and the effective date of such termination. As an example, if such notice of termination of the agreement is given by Ms. Blank 20 months before the effective date of such termination, then her severance payment would be one third of the Regular Severance Payment. Ms. Blank is eligible for a payment of an additional up to 50% of the Regular Severance Payment if she meets certain conditions with respect to noncompetition. As an example, in the case of a termination notice by Ms. Blank for a reason other than cause or by the Company for a reason other than cause, the total amount paid to Ms. Blank with respect to the 24 months’ (assuming a termination notice is given with six months’ notice, but not with more) period following the delivery of the termination notice is two times the Regular Severance Payment. In the event of a change of control, any securities or options granted to Ms. Blank in the Company or its subsidiaries shall fully vest and be transferable subject to applicable securities laws and exchange rule restrictions. “Change of Control” means that any person (other than Luxco) owns (legally and/or economically), solely, with its affiliates or other persons acting in concert with it, directly or indirectly, more than 50% of the outstanding capital and/or voting rights (in both cases excluding treasury capital/voting rights) in the Company and/or Controls the Company. “Control” shall mean in respect of a person, the power directly or indirectly to manage or govern such person, or to appoint the managing and governing bodies of such person, or a majority of the members thereof if they decide collectively, whether through the ownership of voting securities, by contract or otherwise (in such respect, a limited partnership shall be deemed to be Controlled by its general partner). The same shall apply for any economically comparable situation (e.g. transfer of assets of the Company, merger or consolidation of the Company), whereby any valuation needed shall be based on the most recent financial statements of the Company or the relevant entity. During the first year after termination of employment without cause, Ms. Blank may not compete with the Company, however such period of noncompetition is reduced depending on the length of notice given by Ms. Blank in the event she terminates the agreement.

On November 15, 2010, the Compensation Committee approved a supplement agreement to the service agreement of Ms. Blank for the purposes of providing that Ms. Blank’s yearly salary and bonus under the service agreement will be paid by the Company pro rata to the days she has worked for the Company compared to total days to be worked under the service agreement, with the remaining portion of the yearly salary and bonus to be paid by Sirona Dental GmbH. In order to facilitate the payment mechanism, the Company will pay Ms. Blank a fixed amount on a monthly basis in the amount of 20% of the total salary, with the remaining 80% to be paid by Sirona Dental GmbH. Within 30 days following the end of the calendar year, the Company and Sirona Dental GmbH will each compensate the other for the difference between the portion of salary actually paid and the pro rata portion to be paid for such calendar year. The supplement agreement further provides that Ms. Blank will be subject to tax equalization, by which she will remain neutral, subject to certain conditions and limitation, from a tax perspective with respect to (i) compensation received from the Company and/or Sirona Dental GmbH, including any U.S. tax on salary, bonuses, share based compensation (including effects in case of exercises) and (ii) the indirect investment of Ms. Blank in the Company, subject to certain limits. Ms. Blank will pay the same amount of income taxes as she would have paid had she performed all of her duties in Austria and did not perform the duties in the U.S. and been subject to a salary split mentioned above.

Mr. Slovin (President):

In June 2006, the Company entered into an employment agreement with Mr. Slovin that superseded his prior employment and other compensatory arrangements. Pursuant to the employment agreement, as amended, Mr. Slovin currently serves as President. Throughout his employment, he will serve as a Director of the Company, subject to election by the stockholders. Mr. Slovin’s annual base salary for both fiscal 2010 and 2011 was $442,900. Mr. Slovin’s annual base salary for fiscal 2012 increased to $475,000.

Options granted to Mr. Slovin under previous employment agreements vested immediately upon the closing of the Exchange. Upon the closing of the Exchange, Mr. Slovin received options to purchase 1,130,000 shares of the Company’s Common Stock granted under a stock option agreement dated on or about September 25, 2005 that vest immediately if the Company is acquired by another entity or company or upon a change in control that would require disclosure pursuant to Item 5.01 of Form 8-K. The employment agreement continued until June 15, 2007, and was automatically renewed for a period of one year. The employment agreement will automatically be renewed thereafter for successive periods of one year until terminated by the Company or Mr. Slovin by written notice to the other party at least 90 days prior to the end of the then current term. In the event that the Company terminates Mr. Slovin’s employment agreement without cause (as defined in the agreement), or Mr. Slovin terminates his employment with good reason (as defined in the agreement), in each case, Mr. Slovin will be entitled to receive severance payments, consisting of his base salary in effect at the time of termination, paid for a period of 24 months and the bonus that he would have otherwise received during the year in which termination occurs. Pursuant to the employment agreement, Mr. Slovin agreed not to compete with the Company or solicit or hire any of its current employees or former employees who left employment within the previous six months, during his employment and for a period of twelve months thereafter.

For purposes of Mr. Slovin’s employment agreement, “cause” is defined as any of the following events: (i) a majority, plus at least one, of the members of the Company’s Board of Directors, excluding employee, determines that (a) the employee has committed an act of fraud against the Company, or (b) the employee has committed an act of malfeasance, recklessness or gross negligence against the Company that is materially injurious to the Company or its customers; or (ii) the employee has materially breached the terms of his employment agreement; or (iii) the employee is indicted for, or convicted of, or pleads no contest to, a felony or a crime involving the employee’s moral turpitude. For purposes of Mr. Slovin’s employment agreement, “good reason” is defined as any of the following events: (i) the Company reduces the amount of the employee’s base salary or bonus opportunity; (ii) the Company changes the employee’s titles or reduces his responsibilities in a manner that is materially inconsistent with the office he holds; (iii) the failure of employee to be a member of either the Company’s Board of Directors or the Company’s Executive Committee, if any; (iv) the employee no longer reports to the Company’s President and Chief Executive Officer, or (v) the Company’s election to provide notice to employee of its intention not to renew the initial term or any successive renewal term of the employment agreement.

On December 2, 2008, the Compensation Committee approved an amendment of Mr. Slovin’s June 14, 2006 employment agreement. The amendment provides that Mr. Slovin is eligible to receive a bonus under the Company’s Executive Plan. If the Company achieves target financial performance, the earned bonus is $310,030. In the event Mr. Slovin is terminated by the Company without cause or he terminates for good reason, he is eligible to receive severance payments of his annual base salary for a period of 24 months following termination, a payment of two times the target bonus he would otherwise have received during the year in which termination occurs, and health and welfare benefits for a maximum of 24 months following termination.

On and effective as of September 20, 2010, the Board of Directors appointed Mr. Slovin as President of the Company and approved a second amendment to his existing Amended and Restated Employment Agreement. The amendment provided for Mr. Slovin’s appointment as President of the Company and provided that Mr. Slovin would provide the Company 30 days’ notice (or 90 working days’ in the case he is no longer reporting to Jost Fischer) prior to resigning for Good Reason, and the Company shall have the opportunity to cure such conduct.

On October 1, 2012, Mr. Slovin entered into a Letter Agreement with the Company that amended his Amended and Restated Employment Agreement by providing that Mr. Slovin’s relocation to Bensheim, Germany will be extended until March 31, 2013.

Following the Annual Meeting on February 20, 2013, Mr. Slovin will succeed Mr. Fischer as the Company’s Chief Executive Officer.

Mr. Friedman (General Counsel and Corporate Secretary):

In August 2007, the Company entered into an offer of employment letter agreement with Mr. Friedman. Under the terms of this agreement, Mr. Friedman is employed as the Company’s General Counsel. He is also our Corporate Secretary. Mr. Friedman’s annual base salary for fiscal 2010 and 2011 was $285,000 and 296,400, respectively. Mr. Friedman’s annual base salary for fiscal 2012 was $310,000. In addition to his base salary, at the discretion of the Chief Executive Officer, Mr. Friedman is eligible to receive an annual cash bonus of up to 40% of his base salary pursuant to the Employee Profit Sharing Bonus Plan. If Mr. Friedman’s employment with the Company is terminated other than for cause, Mr. Friedman is eligible to receive one year of base salary severance provided that he make himself available to work as a full-time consultant to the Company for the first three months following termination of employment. Mr. Friedman also receives a monthly car allowance.

Mr. Petersohn (Executive Vice President of Sales):

In October 2007, the Company entered into an employment agreement with Mr. Petersohn. Mr. Petersohn was promoted to Executive Vice President of Sales on September 20, 2010. Mr. Petersohn’s annual base salary is denominated in Euros. Mr. Petersohn’s annual base salary for fiscal 2010 and 2011 was €160,000 ($217,168 at an average exchange rate of 1.35730 for fiscal 2010) and €175,000 ($244,248 at an average exchange rate of 1.39570 for fiscal 2011), respectively. Mr. Petersohn’s annual base salary for fiscal 2012 was €200,000 ($259,844 at an average exchange rate of 1.29922 for fiscal 2012).

In addition to his base salary, Mr. Petersohn is eligible to receive an annual cash bonus based on meeting certain targets set by our Chief Executive Officer in line with the Employee Profit Sharing Bonus Plan. The employment agreement may be terminated by Mr. Petersohn with a six-month notice period and a 12 month non-compete and by the Company with an 18-month notice period. In addition, either party may terminate the employment agreement for cause.

Schick Technologies, Inc. 1996 Plan

General.    The 1996 Plan provides for the grant to officers, directors and employees of the Company and consultants, advisors and independent contractors of Schick of both “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and stock options that are non-qualified for federal income tax purposes, sometimes referred to as non-statutory options.

Administration and Eligibility.    The 1996 Plan is administered by the Board of Directors and/or by a duly appointed committee of the Board of Directors. The 1996 Plan is currently administered by the Compensation Committee. The Compensation Committee determines, among other things, which officers, employees, directors, consultants, advisors and contractors will receive options under the 1996 Plan, the type of option (incentive stock options or non-qualified stock options, or both) to be granted, vesting, the number of shares subject to each option, and, subject to certain conditions discussed below, the exercise price of the option and duration of the options. Members of the Compensation Committee are not eligible to receive options under the 1996 Plan.

Terms and Conditions of Option.    The exercise price of incentive stock options is determined by the Compensation Committee, but may not be less than the fair market value of our Common Stock on the date of grant and the term of any such option may not exceed ten years from the date of grant. With respect to any participant in the 1996 Plan who owns stock representing more than 10% of the voting power of our outstanding capital stock, the exercise price of any incentive stock option may not be less than 110% of the fair market value of our Common Stock on the date of grant and the term of such option may not exceed five years from the date of grant.

The exercise price of non-qualified stock options is determined by the Compensation Committee on the date of grant, but may not be less than 85% of the fair market value of our Common Stock on the date of grant, and the term of any such option may not exceed ten years from the date of grant.

The Compensation Committee may establish the time or times when an option becomes exercisable subject to limits on such option’s term.

Payment of Exercise Price.    Payment of the exercise price may be made by cash, check or cash equivalent, by tender of shares of our Common Stock then owned by the optionee, by the assignment of the proceeds of the sale of some or all of the shares of our Common Stock being acquired upon the exercise of an option or by any combination of the foregoing. Options may be granted which do not permit all of the foregoing forms of payment.

Restrictions on Transfer.    Options granted pursuant to the 1996 Plan are not transferable, except by will or the laws of descent and distribution in the event of death. During an optionee’s lifetime, the option is exercisable only by the optionee.

Change in Control.    In the event of a proposed dissolution, liquidation or sale of the Company, the options terminate immediately prior to the consummation of such proposed event, unless otherwise provided for by the Compensation Committee. The Compensation Committee may, in its sole discretion, give each optionee the right to exercise his or her options, even if such would not otherwise be exercisable.

Pursuant to an amendment of the 1996 Plan, in addition to our employees, employees of, or consultants to, any company that the Company has agreed to acquire, will be eligible to receive non-statutory stock options under the 1996 Plan. After the amendment of the 1996 Plan in 2004, approximately 183 persons were eligible to receive options under the 1996 Plan; provided, however, that after April 22, 2006 no options may be granted under the 1996 Plan. As of September 30, 2011, 134,835 options were outstanding under the 1996 Plan. At the Company’s 2008 annual meeting of stockholders, the Company’s stockholders approved an amendment of our 1996 Plan to permit an option exchange offer program pursuant to which outstanding underwater options granted under our 1996 Plan were cancelled in a value-for-value exchange for new options for a lesser number of shares granted under our 2006 Plan. This resulted in a reduction of 1,619,750 shares outstanding under the 1996 Plan.

The 2006 Plan

General.    The 2006 Plan provides for the grant to officers, directors (including non-employee directors) and employees of the Company and service providers to the Company of both “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and stock options that are non-qualified for federal income tax purposes, sometimes referred to as non-statutory options, as well as stock appreciation rights, restricted stock, deferred stock, dividend equivalents, other stock-based awards and performance awards.

Administration, Eligibility, and Terms and Conditions of Options.    The 2006 Plan is administered by the Compensation Committee or the Board of Directors. The 2006 Plan is currently administered by the Compensation Committee. The Compensation Committee determines, among other things, which officers, employees, directors and service providers will receive awards under the 2006 Plan, the form and substance of grants made under the 2006 Plan and the conditions and restrictions applicable to such grants. The Compensation Committee certifies whether conditions and restrictions applicable to the grant have been met, and may modify the terms of grants made under the 2006 Plan.

The exercise price of stock options is determined by the Compensation Committee, but may not be less than the fair market value of our Common Stock on the date of grant and the term of any such option may not exceed ten years from the date of grant. In the case of an incentive stock option granted to an employee who owns stock representing more than 10% of the voting power of our outstanding capital stock on the date the grant, the exercise price of any incentive stock option may not be less than 110% of the fair market value of our Common Stock on the date of grant and the term of such option may not exceed five years from the date of grant.

Options may be exercised upon payment of the exercise price may be made by cash, by delivery of shares of our Common Stock then owned by the optionee, by simultaneous sale through a broker of shares acquired upon exercise, as permitted by Regulation T of the Federal Reserve Board, by authorizing the Company to withhold shares issuable upon exercise in the number necessary such that the fair market value of such withheld shares equals the aggregate exercise price or by any combination of the foregoing.

Stock Appreciation Rights.    SARs entitle a participant to receive the amount by which the fair market value of a share of our Common Stock on the date of exercise exceeds the grant price of the SAR. The grant price and the term of an SAR will be determined by the Compensation Committee, however the grant price shall not be less than 100% of the fair market value of a share of Common Stock as of the date of grant. Furthermore, no SAR may have a term exceeding ten years.

Termination of Options and SARs.    Unless otherwise determined by the Compensation Committee, and subject to certain exemptions and conditions, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for us for any reason other than death, disability, retirement or termination for cause, all of the participant’s options and SARs that were exercisable on the date of such cessation will remain exercisable for, and will otherwise terminate at the end of, a period of 90 days after the date of such cessation. In the case of death or disability, all of the participant’s options and SARs that were exercisable on the date of such death or disability will remain so for a period of 180 days from the date of such death or disability. In the case of retirement, all of the participant’s options and SARs that were exercisable on the date of retirement will remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of retirement. In the case of a termination for cause, or if a participant does not become a director, officer or employee of, or does not begin performing other services for us for any reason, all of the participant’s options and SARs will expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.

Restricted Stock and Deferred Shares.    Restricted stock is a grant of shares of our Common Stock that may not be sold or disposed of, and that may be forfeited in the event that a participant ceases to be a director, officer, employee or otherwise perform services for us for reasons other than death, disability or retirement prior to the end of a restricted period set by the Compensation Committee. A participant granted restricted stock generally has all of the rights of a stockholder, unless the Compensation Committee determines otherwise. An award of deferred shares confers upon a participant the right to receive shares of our Common Stock at the end of a deferral period set by the Compensation Committee, subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of the deferral period. Prior to settlement, an award of deferred shares carries no voting or dividend rights or other rights associated with share ownership.

Dividend Equivalents.    Dividend equivalents confer the right to receive, currently or on a deferred basis, cash, shares of our Common Stock, other awards or other property equal in value to dividends paid on a specific number of shares of our Common Stock. Dividend equivalents may be granted alone or in connection with another award, and may be paid currently or on a deferred basis. If deferred, dividend equivalents may be deemed to have been reinvested in additional shares of our Common Stock, awards or other investment vehicles and subject to restrictions and risk of forfeiture as determined by the Compensation Committee.

Other Stock-Based Awards.    The Compensation Committee is authorized to grant other awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our Common Stock, under the 2006 Plan. These awards may include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon our performance as a company or any other factors designated by the Compensation Committee. The Compensation Committee will determine the terms and conditions of these awards.

Performance Awards.    The Compensation Committee may make performance awards payable in cash, shares of our Common Stock or other awards, subject to the achievement of certain performance goals. The performance goals shall consist of one or more business criteria and a targeted level or levels of performance against such criteria, or other personal or business goals or objectives as the Compensation Committee shall determine. Achievement of the performance goals is measured by the Compensation Committee which may alter or adjust performance goals at its discretion. The Compensation Committee will determine the circumstances under which performance awards shall be paid or forfeited during the performance period or prior to settlement of a performance award.

With respect to performance awards that are intended to be treated as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the Compensation Committee shall, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service, in writing, (i) designate one or more participants, (ii) select the performance criteria applicable to the performance period, (iii) establish the performance goals, and amounts of such awards, as applicable, which may be earned for such performance period, and (iv) specify the relationship between the performance criteria and the performance goals and the amounts of such awards, as applicable, to be earned by each participant for such performance period. The Compensation Committee may determine performance goals in respect of the performance of the Company, any of its subsidiaries or affiliates or any combination thereof on either a consolidated, business unit or divisional level. Performance goals may be absolute or relative and may be expressed in terms of a progression within a specified range.

Change in Control.    In general, if a change in control (as defined in the 2006 Plan) occurs and if a 2006 Plan participant’s employment or other service is terminated within twelve months after the change in control (other than a termination by us for “cause,” or by the participant without “good reason”) the participant’s outstanding awards will become fully vested and will remain exercisable for up to 180 days after the date of termination. If, as part of the change in control, we are acquired by another company, outstanding awards may be cashed out and/or canceled.

As of September 30, 2012, the combined total of the number of shares of restricted stock issued under the 2006 Plan, the number of shares covered by restricted stock units and the number of shares covered by options outstanding under the 2006 Plan was 999,432. At the Company’s 2008 annual meeting of stockholders, the Company’s stockholders approved an amendment to the 2006 Plan to increase the number of shares issuable under the 2006 Plan to 4,550,000.

Grants of Plan-Based Awards for fiscal year ended September 30, 2012

The following table shows all plan-based awards granted to the named executive officers during the fiscal year ended September 30, 2012.

Name	Grant Date		Board Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
				Threshold ($)	Target ($)	Maximum ($)
Jost Fischer	11/22/2011	(1)	11/15/2011	—	792,524	1,585,048	25,000	62,500	40.03	1,884,477

Simone Blank	11/22/2011	(1)	11/15/2011	—	335,589	671,177	11,000	27,500	40.03	829,170

Jeffrey T. Slovin	11/22/2011	(1)	11/15/2011	—	332,500	665,000	11,000	27,500	40.03	829,170

Jonathan Friedman	11/22/2011		11/15/2011	53,754	124,000	—	2,250	5,625	40.03	169,603

Walter Petersohn	11/22/2011		11/15/2011	36,539	148,111	—	6,000	15,000	40.03	452,274

(1)	For a discussion of amounts earned by Mr. Fischer, Ms. Blank and Mr. Slovin, see “Non-Equity Performance Compensation (Short-term Variable Pay)—2012 Fiscal Performance and Bonus Results under Executive Plan.” The Target Amount is the full year amount payable upon achievement of target performance of the measures defined in the Executive Plan. The Maximum Amount is twice the Target Amount, pursuant to the terms of the Executive Plan. Mr. Fischer, Ms. Blank and Mr. Petersohn are compensated in Euros. Amounts earned by Mr. Friedman and Mr. Petersohn represent amounts earned in fiscal 2012 based on fiscal 2012 performance under the Employee Profit Sharing Bonus Plan. For a discussion of amounts earned by Mr. Friedman and Mr. Petersohn under the Employee Profit Sharing Bonus Plan, see “Non-Equity Performance Compensation (Short-term Pay)—Employee Profit Sharing Bonus Plan and 2012 Fiscal Year Bonus Results.”

Outstanding Equity Awards at fiscal year end September 30, 2012

The following table provides information regarding the outstanding equity awards held by each named executive officer as of September 30, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jost Fischer	150,000	50,000		11.90	12/8/2018
	0	62,500		40.03	11/22/2021
						20,334	(1)	1,158,225
						35,800	(2)	2,039,168	7,000	398,720
						25,000	(3)	1,424,000
Simone Blank	112,500	37,500		11.90	12/8/2018
		27,500		40.03	11/22/2021
						12,334	(1)	702,545
						18,500	(2)	1,053,760	3,000	170,880
						11,000	(3)	626,560
Jeffrey T. Slovin(6)	2,126			2.75	11/18/2012
	3,659			7.50	11/3/2013
	15,856			10.50	6/9/2014
	562,735			14.09	9/25/2015
	37,500	37,500		11.90	12/8/2018
		27,500		40.03	11/22/2021
						12,334	(1)	702,545
						18,500	(2)	1,053,760	3,000	170,880
						11,000	(3)	626,560
Jonathan Friedman	0	3,000		11.90	12/8/2018
		5,625		40.03	11/22/2021
						2,434	(1)	138,641
						4,000	(2)	227,840
						2,250	(3)	128,160
Walter Petersohn	15,000	5,000		11.90	12/8/2018
	7,154			11.73	12/13/2016
	8,619	2,873		11.73	12/11/2017
		15,000		40.03	11/22/2021
						3,334	(1)	189,905
						8,000	(2)	455,680
						6,000	(3)	341,760

(1)	The total number of unvested RSU’s is comprised of three grants. The first grant from December 8, 2009 vests over four years with one-third vesting on each of December 8, 2011, December 8, 2012 and December 8, 2013.
(2)	The second grant from November 22, 2010 vests over four years with one-third vesting on each of November 22, 2012, November 22, 2013 and November 22, 2014.
(3)	The third grant from November 22, 2011 vests over four years with one-third vesting on each of November 22, 2013, November 22, 2014 and November 22, 2015
(4)	Represents the market value of unvested restricted stock units calculated by multiplying the number of restricted stock units held by the closing market price of our Common Stock on September 30, 2012.
(5)	Performance-based restricted stock units shall vest in their entirety at the end of fiscal 2013, provided that the Company has achieved certain established EBITDA levels. See “Equity Awards (Long-term Variable Pay)”.
(6)

Mr. Slovin received 1,130,000 options in connection with the acquisition of Schick Technologies, Inc. on September 25, 2005. The options vested pro rata on a daily basis over a four-year period commencing with the close of the acquisition on June 20, 2006. The exercise price of these options was

$25.10. Exchanged options began vesting on March 30, 2010 at the same percentage as the options surrendered at the close of the exchange. On March 30, 2010, 478,539 options vested. Any unvested options continued to vest pro rata on a daily basis until June 20, 2011.

Option exercises and stock vested for fiscal year ended September 30, 2012

	Options		Restricted Stock Units
	Shares Acquired on Exercise	Value Realized on Exercise ($)	Shares Acquired on Vesting	Value Realized on Vesting ($)
Jost Fischer	—	—	10,156	439,984
Simone Blank	—	—	6,166	266,864
Jeffrey T. Slovin	—	—	6,166	266,864
Jonathan Friedman	9,638	368,122	1,216	52,628
Walter Petersohn	—	—	1,666	73,371

(1)	Calculated by multiplying the number of exercised stock options by the difference between the exercise price of those options and the closing market price of our Common Stock on the date of exercise.

Pension Benefits

None of the named executive officers participate in a defined benefit pension plan.

Nonqualified Defined Contribution and other Nonqualified Deferred Compensation

Mr. Fischer and Ms. Blank participate in a defined contribution retirement savings plan (the “Defined Contribution Plan”). While such benefit was authorized by the Compensation Committee in fiscal 2008, no contributions were made on behalf of Mr. Fischer and Ms. Blank until January 2009. The Company’s contribution for fiscal 2010 was $34,462 for Mr. Fischer and $25,788 for Ms. Blank. The Company’s contribution for fiscal 2011 was $35,437 for Mr. Fischer and $26,518 for Ms. Blank. The Company’s contribution for fiscal 2012 was $32,987 for Mr. Fischer and $24,685 for Ms. Blank. These contribution amounts were denominated in Euro and then converted into U.S. dollars at the average exchange rates of 1.35730 for fiscal 2010, 1.39570 for fiscal 2011 and 1.29922 for fiscal 2012.

Employer contributions are used to make payments on an insurance policy. Pursuant to the terms of the policy, the accumulated benefit bears interest as determined pursuant to the insurance policy and amounted to 0.75% in fiscal 2012. This policy has been pledged to the beneficiaries. The only payments to which the beneficiaries are entitled are the proceeds of the insurance policy and the employer has no further obligation. Beginning on the first month following the 65th birthday of such executive, the benefits under the Defined Contribution Plan become automatically due and payable. The executive may also elect to have such benefits begin at any time after his or her 60th birthday. If the executive elects to receive benefits early, the accumulated funds are converted into a retirement pension using actuarial methods at that time. In the case of inability to work, the surrender value of the insurance becomes due and payable. If the executive dies prior to retirement a fully insured death lump sum is converted into an annuity for the executive’s spouse. If the executive dies following retirement, 60% of the accumulated benefit is converted into an annuity for the executive’s spouse. If the beneficiary leaves the Company prior to reaching retirement age, the accumulated benefit is paid to the executive. Alternatively, a private continuation of the contract can be agreed.

	Nonqualified Defined Compensation
	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Jost Fischer	—	$32,987	$2,629	—	$109,744
Simone Blank	—	$24,685	$3,194	—	$81,546
Jeffrey T. Slovin	—	—	—	—	—
Jonathan Friedman	—	—	—	—	—
Walter Petersohn	—	—	—	—	—

(1)	These amounts are included in the named executive officer’s compensation for the current fiscal year, as reported in the Summary Compensation Table.
(2)	The aggregate balance at year end represents the guaranteed policy reserve, which is the surrender value of the insurance contract. The following amounts are also reported in the Summary Compensation Table as 2011 compensation: Mr. Fischer, $35,437; Ms. Blank, $26,518. The following amounts are also reported in the Summary Compensation Table as 2010 compensation: Mr. Fischer, $34,462; Ms. Blank, $25,788.

Potential Payments upon Termination or Change in Control

The following tables provide information on the compensation payable to each named executive officer upon voluntary termination, disability, death, termination for cause or upon a change in control. The amounts shown assume that the termination was effective as of September 30, 2012 and are estimates of the amounts that would be paid to the named executive officer upon his or her separation from the Company. The actual amounts to be paid to each named executive officer can only be determined at the time of such person’s separation from the Company. See “Employment Agreements.”

Name	Benefit	Voluntary Termination/ Termination without Cause(1)		Termination with Good Reason(5)		Disability(6)		Death		Termination for Cause(7)	Change in Control
Jost Fischer*
	Salary	$1,585,048	(2)	$1,585,048	(2)	$396,262		$396,262		—	—
	Bonus	$1,585,048	(3)	$1,585,048	(3)	$396,262		$396,262		—	—
	Health and Welfare Benefits	$22,736	(4)	$22,736	(4)	$5,684		—		—	—
	Stock Option Acceleration	—		—		—		—		—	$3,311,125	(8)
	RSU Acceleration	—		—		—	(9)	—	(9)	—	$5,020,113	(10)
	Defined Contribution Plan	$109,744		$109,744		$109,744		$18,891	(11)	$109,744	—
	Other(12)	$64,338		$64,338		$16,084		—		—	—

*	Mr. Fischer was compensated in Euros. All amounts have been converted to U.S. dollars at an exchange rate of 1.29922, the average exchange rate for the fiscal year ended September 30, 2012.
(1)	Reflects amounts payable to Mr. Fischer in the event of termination by Mr. Fischer or by the Company, in each case without cause, with a six-month notice period and without good reason, provided the terms of a non-compete provision of his employment agreement are complied with for a period of 24 months following the delivery of a termination notice. Amounts include payments made during the term of the employment agreement for services rendered under the employment agreement (i.e. between the notice of termination and the end of services under Mr. Fischer’s employment agreement).
(2)	Represents Mr. Fischer’s annual salary, as in effect on September 30, 2012, for a period of 24 months.
(3)	Represents the target bonus amount pursuant to the Executive Plan, as in effect on September 30, 2012, for a period of 24 months.
(4)	Represents the value of continued health and welfare benefits as in effect on September 30, 2012, for a period of 24 months.
(5)	Reflects amounts payable to Mr. Fischer in the event of termination by Mr. Fischer for good reason, without cause and with a six-month notice period provided the terms of a non-compete provision of his employment agreement are complied with for a period of 24 months following the delivery of a termination notice. Amounts include payments made during the term of the employment agreement for services rendered under the employment agreement (i.e. between the notice of termination and the end of services under Mr. Fischer’s employment agreement).
(6)	Represents Mr. Fischer’s contractual compensation, as in effect on September 30, 2012, for a period of six months from the date of disability. Amounts do not reflect possible set-off of payment pursuant to statutory and contractual arrangements.

(7)	Cause as defined by Austrian law.
(8)	Represents the value of unvested stock options as of September 30, 2012, calculated by multiplying the number of unvested stock options by the difference between the exercise price of those options and the closing market price of our Common Stock on September 30, 2012.
(9)	Pursuant to the terms of the 2006 Plan, if Mr. Fischer dies, becomes disabled or retires, all restrictions on unvested restricted stock units granted to Mr. Fischer shall lapse.
(10)	Represents the value of unrestricted stock options as of September 30, 2012, calculated by multiplying the number of unvested restricted stock units by the closing market price of our Common Stock on September 30, 2012.
(11)	In the event of Mr. Fischer’s death prior to retirement, his spouse would receive the annuity described under “—Nonqualified Defined Contribution and other Nonqualified Deferred Compensation,”.
(12)	Includes car allowance.

Name	Benefit	Voluntary Termination/ Termination without Cause(1)		Termination with Good Reason(5)		Disability(6)		Death		Termination for Cause(7)	Change in Control
Simone Blank*
	Salary	$958,824	(2)	$958,824	(2)	$79,902		—		—	—
	Bonus	$671,177	(3)	$671,177	(3)	$55,931		—		—	—
	Health and Welfare Benefits	$7,795	(4)	$7,795	(4)	$650		—		—	—
	Stock Option Acceleration	—		—		—		—		—	$2,155,325	(8)
	RSU Acceleration	—		—		—	(9)	—	(9)	—	$2,553,745	(10)
	Defined Contribution Plan	$81,546		$81,546		$81,546		$28,834	(11)	$81,546	—
	Other(12)	$32,130		$32,130		$2,678		—		—	—

*	Ms. Blank was compensated in Euros. All amounts have been converted to U.S. dollars at an exchange rate of 1.29922, the average exchange rate for the fiscal year ended September 30, 2012.
(1)	Reflects amounts payable to Ms. Blank in the event of termination by Ms. Blank or by the Company, in each case without cause, with a six-month notice period and without good reason, provided the terms of a non-compete provision of her employment agreement are complied with for a period of 24 months following the delivery of a termination notice. Amounts include payments made during the term of the employment agreement for services rendered under the employment agreement (i.e. between the notice of termination and the end of services under Ms. Blank’s employment agreement).
(2)	Represents Ms. Blank’s annual salary, as in effect on September 30, 2012, for a period of 24 months.
(3)	Represents the target bonus amount pursuant to the Executive Plan, as in effect on September 30, 2012, for a period of 24 months.
(4)	Represents the value of continued health and welfare benefits as in effect on September 30, 2012, for a period of 24 months.
(5)	Reflects amounts payable to Ms. Blank in the event of termination by Ms. Blank for good reason, without cause and with a six-month notice period provided the terms of a non-compete provision of her employment agreement are complied with for a period of 24 months following the delivery of a termination notice. Amounts include payments made during the term of the employment agreement for services rendered under the employment agreement (i.e. between the notice of termination and the end of services under Ms. Blank’s employment agreement).
(6)	Pursuant to the terms of her employment agreement, in the event of Ms. Blank’s illness the Company shall pay Ms. Blank pursuant to the terms of statutory and contractual arrangements. The above numbers represents 6 weeks of full remuneration and 4 weeks of half remuneration.
(7)	Cause as defined by Austrian law.
(8)	Represents the value of the unvested stock options as of September 30, 2012, calculated by multiplying the number of vested stock options by the difference between the exercise price of those options and the closing market price of our Common Stock on September 30, 2012.
(9)	Pursuant to the terms of the 2006 Plan, if Mr. Blank dies, becomes disabled or retires, all restrictions on unvested restricted stock units granted to Mr. Blank shall lapse.
(10)	Represents the value of unrestricted stock options as of September 30, 2012, calculated by multiplying the number of unvested restricted stock units by the closing market price of our Common Stock on September 30, 2012.
(11)	In the event of Ms. Blank’s death prior to retirement, his spouse would receive the annuity described under “—Nonqualified Defined Contribution and other Nonqualified Deferred Compensation.”
(12)	Includes car allowance.

Name	Benefit	Termination without Cause or for Good Reason		Disability		Death		Termination for Cause	Voluntary Termination	Change in Control
Jeffrey T. Slovin
	Salary Continuation	$950,000	(1)	—		—		—	—	—
	Bonus	$665,000	(2)	—		—		—	—	—
	Health and Welfare Benefits	$61,406	(3)	—		—		—	—	—
	Stock Option Acceleration	—	(4)(5)	$1,806,144	(4)(5)	$1,806,144	(4)(5)	—	—	$2,155,325	(4)(6)
	RSU Acceleration	—		—	(7)	—	(7)	—	—	$2,553,745	(8)
	Other	36,266	(9)	—		—		—	—	—

(1)	Represents Mr. Slovin’s annual base salary as in effect on September 30, 2012 for a period of 24 months following termination without cause or termination for good reason. For any termination event, Mr. Slovin would also receive a lump sum payment equal to value of accrued, but unused, vacation days.
(2)	The bonus is 2 times the target bonus Mr. Slovin would have otherwise received during the year in which the termination occurred.
(3)	Represents health and medical benefits for the period of relocation according to Letter Amendment to Amended and Restated Employment Agreement, dated on September 19, 2010.
(4)	Pursuant to the terms of the 2006 Plan, if Mr. Slovin dies, becomes disabled or retires, all restrictions on unvested restricted stock units granted to Mr. Slovin shall lapse.
(5)	If Mr. Slovin’s employment is terminated by the Company without cause or for good reason or Mr. Slovin dies or becomes permanently disabled, the unvested stock options that were scheduled to vest during the one year period following such events will instead vest on the date of such event, and the remaining unvested portion would automatically expire.
(6)	In the event of any change of control of the Company, Mr. Slovin’s stock options shall immediately vest and become exercisable.
(7)	Pursuant to the terms of the 2006 Plan, if Mr. Slovin dies, becomes disabled, or retires, all restrictions on unvested restricted stock units granted to Mr. Slovin shall lapse.
(8)	Represents the value of unrestricted stock units as of September 30, 2012, calculated by multiplying the number of unvested restricted stock units by the closing market price of our Common Stock on September 30, 2012.
(9)	Includes car allowance.

Name	Benefit	Termination without Cause		Disability		Death		Termination for Cause	Change in Control
Jonathan Friedman
	Salary	$310,000	(1)	—		—		—	—
	Stock Option Acceleration	—		—		—		—	$230,411	(2)
	RSU Acceleration	—		—	(3)	—	(3)	—	$494,640	(4)

(1)	Represents 12 months of Mr. Friedman’s base salary as of September 30, 2012, payable if Mr. Friedman makes himself available as a full-time consultant to the Company for the three months after termination of employment.
(2)	Pursuant to the terms of the 2006 Plan, if there is a Change in Control (as defined in the 2006 Plan) and Mr. Friedman’s employment is terminated by the Company without cause, Mr. Friedman dies, becomes disabled or retires, or Mr. Friedman terminates his employment for Good Reason (as defined in the 2006 Plan), within 12 months of a change in control, unvested options held by Mr. Friedman will immediately vest. Represents the value of unvested stock options as of September 30, 2012, calculated by multiplying the number of unvested stock options by the difference between the exercise price of those options and the closing market price of our Common Stock on September 30, 2012.
(3)	Pursuant to the terms of the 2006 Plan, if Mr. Friedman dies, becomes disabled or retires, all restrictions on unvested restricted stock units granted to Mr. Friedman shall lapse.
(4)	Represents the value of unrestricted stock units as of September 30, 2012, calculated by multiplying the number of unvested restricted stock units by the closing market price of our Common Stock on September 30, 2012.

Name	Benefit	Voluntary Termination/ Termination without Cause (1)		Termination with Good Reason(4)		Disability(5)	Death	Termination for Cause(6)	Change in Control
Walter Petersohn
	Salary	$389,766	(2)	$389,766	(2)	$43,307	—	—	—
	Bonus	$222,167	(3)	$222,167	(3)	$24,685	—	—	—
	Stock Option Acceleration	—		—		—	—	—	$688,996	(7)
	RSU Acceleration	—		—		—	—	—	$987,345	(8)
	Defined Contribution Plan	—		—		—	—	—	—
	Other(7)	$30,723		$30,723		$3,414	—	—	—

(1)	Reflects amounts payable to Mr. Petersohn in the event of termination by Mr. Petersohn or by the Company, in each case without cause and without good reason, with a six-month notice period and a 12 month non-compete if Mr. Petersohn terminates and with an 18 month notice period if the Company terminates, provided the terms of a non-compete provision of his employment agreement are complied with for a period of 18 months following the delivery of a termination notice. Amounts include payments made during the term of the employment agreement for services rendered under the employment agreement (i.e. between the notice of termination and the end of services under Mr. Petersohn’s employment agreement).
(2)	Represents Mr. Petersohn’s annual salary, as in effect on September 30, 2012, for a period of 18 months. Mr. Petersohn was compensated in Euros. All amounts have been converted to U.S. dollars at an exchange rate of 1.29922, the average exchange rate for the fiscal year ended September 30, 2012.
(3)	Represents the target bonus amount pursuant to the Employee Profit Sharing Bonus Plan, as in effect on September 30, 2012, for a period of 18 months.
(4)

Reflects amounts payable to Mr. Petersohn in the event of termination by Mr. Petersohn for good reason, without cause and with a six month notice period provided the terms of a non-compete provision of his employment agreement are complied with for a period of 18 months following the delivery of a termination notice. Amounts reflected include payments made during the term of the employment agreement for services rendered under the employment agreement (i.e. between the notice of termination and the end of services under Mr. Petersohn’s employment agreement).
(5)	Pursuant to the terms of his employment agreement, in the event of Mr. Petersohn’s illness the Company shall pay Mr. Petersohn pursuant to the terms of statutory and contractual arrangements. The above numbers represents 6 weeks of full remuneration and 4 weeks of half remuneration.
(6)	Cause as defined by Austrian law.
(7)	Represents the value of unvested stock as of September 30, 2012, calculated by multiplying the number of unvested stock options by the difference between the exercise price of those options and the closing market price of our Common Stock on September 30, 2012.
(8)	Represents the value of unrestricted stock units as of September 30, 2012, calculated by multiplying the number of unvested restricted stock units by the closing market price of our Common Stock on September 30, 2012.
(9)	Includes car allowance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to the charter of our Audit Committee, the Audit Committee must review, in advance, any proposed transaction between the Company and any related party. No such related-party transaction may be consummated by the Company without the approval of the Audit Committee. All related party transactions reported since the beginning of the Company’s 2012 fiscal year were approved in accordance with such policies and procedures.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Sirona Dental Systems, Inc.’s stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please call or write your broker or direct your written request to Legal Department, Sirona Dental Systems, Inc., 30-30 47th Avenue, Suite 500, Long Island City, New York, New York 11101 or contact Jonathan Friedman, Esq. at (718) 482-2163. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

SOLICITATION OF PROXIES

The Company is paying the costs for the solicitation of proxies, including the cost of preparing and mailing this Proxy Statement. In addition to this solicitation by mail, regular employees of the Company may solicit proxies in person or by telephone. We have also retained Georgeson Inc., New York, NY to assist in the solicitation of brokers, banks, institutional and other shareholders for a fee of approximately $9,000. The Company will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to the Company’s stockholders.

PROPOSALS FOR THE 2013 ANNUAL MEETING

Pursuant to federal securities laws, any proposal by a stockholder to be presented at the 2013 Annual Meeting of Stockholders and to be included in the Company’s proxy statement must be received at the Company’s executive office at 30-30, Suite 500, 47th Avenue, Long Island City, New York 11101, no later than the close of business on September 22, 2013 and must otherwise comply with the SEC’s rules, to be considered for inclusion in our proxy materials relating to our 2013 Annual Meeting of Stockholders. Proposals should be sent to the attention of the Secretary. If you intend to present a proposal at next year’s annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address above.

Additionally, pursuant to the Company’s By-laws, in order for business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must give written notice of such stockholder’s intent to bring a matter before the annual meeting not less than ninety days prior to the date of such meeting; provided, however, that if less than ninety days’ notice or prior public disclosure of the date of such meeting is given to stockholders or made, the stockholder must give such written notice no later than the close of business on the tenth (10th) day following the day on which notice or public disclosure of the date of such meeting is given or made. To be timely for purposes of the 2013 Annual Meeting, such notice must be received at the Company’s executive office on or before November 20, 2013.

Notice of a proposal must include, as to each matter, (i) a brief description (which includes all material aspects thereof) of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) your name and address, as they appear on the stock records of the Company, (iii) the class and number of shares of each class of capital stock of the Company that are owned beneficially and of record by you, your affiliates, all groups of which you are a member and all persons with whom you are acting in concert (in each case, identifying them) and (iv) any material direct or indirect interest of you and your affiliates, groups or persons in such business.

In order for a shareholder to nominate a candidate for director, under our By-laws, timely notice of the nomination must be received by us in advance of the meeting. To be timely, as shareholder’s notice must be received at the Company’s executive office on or before November 20, 2013. Notice of a nomination must include:

(i) as to each individual whom such stockholder proposes to nominate for election as a director, (a) the name, date of birth, business address and residential address of such individual, (b) the principal occupation or employment of such individual for at least the five years preceding the date of such notice, (c) the classes and number of each class of the capital stock of the Company that are owned beneficially and of record by such individual, his affiliates, all persons with whom he is acting in concert and all groups of which he is a member (in each case, identifying them) and (d) all information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder; and

(ii) as to the stockholder giving such notice, (A) the name and address of such stockholder, as they appear on the stock records of the Company, (B) the classes and number of shares of each class of capital stock of the Company that are owned beneficially and of record by such stockholder, his affiliates, all persons acting in concert with him and all groups of which he is a member (in each case, identifying them) and (C) any professional, commercial, business or familial relationship of such stockholder, affiliates, persons or groups (in each case, identifying them) to such nominees, his affiliates, any person acting in concert with him or any group of which he is a member (in each case, identifying them).

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

You may contact our Secretary at our principal executive offices for a copy of the relevant By-Law provisions regarding the requirements for making stockholder proposals and nominating director candidates.

GENERAL

The Company’s Annual Report for the fiscal year ended September 30, 2012 is being mailed to stockholders together with this Proxy Statement. The Annual Report is not part of the soliciting materials.

The information set forth in this Proxy Statement under the captions “Report of the Compensation Committee” and “Report of the Audit Committee” shall not be deemed to be (i) incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that in any such filing the Company expressly incorporates such information by reference, or (ii) “soliciting material” or to be “filed” with the SEC.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Jonathan Friedman

Secretary

January 22, 2013

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012, including the financial statements and the financial statement schedules thereto, is available without charge upon written request to: Corporate Secretary, Sirona Dental Systems, Inc., 30-30 47th Avenue, Suite 500, Long Island City, New York, 11101.

Sirona Dental Systems, Inc.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 5:00 p.m. EDT, on February 19, 2013.
Vote by Internet
• Log on to the Internet and go to
http://proxy.georgeson.com/
• Follow the steps outlined on the secured website.

Vote by telephone

 • Call toll free 1-877-456-7915 within the USA,

    US territories & Canada any time on a touch tone

    telephone. There is NO CHARGE to you for the call.

 • Follow the instructions provided by the recorded

    message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors of the Company recommends a vote FOR each of the nominees listed in Proposal	+
1, FOR Proposals 2 and 3, and AGAINST Proposal 4.
1. To elect two (2) directors to serve for three-year terms or until their respective successors are elected and qualified: 01 - Simone Blank 02 - Timothy P. Sullivan

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the selection of KPMG AG, Wirtschaftspriifungsgesellschaft, Frankfurt, Germany (“KPMG”) as the Company’s independent auditor for the fiscal year ending September 30, 2013;	☐	☐	☐	3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement;	☐	☐	☐

	The Board of Directors recommends a vote AGAINST Proposal 4.

4.	To approve, on an advisory basis, a shareholder proposal to declassify the Board of Directors of the Company;	☐	☐	☐	5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Sirona Dental Systems, Inc.

ANNUAL MEETING OF HOLDERS OF COMMON SHARES

TO BE HELD ON FEBRUARY 20, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Jonathan Friedman with full power of substitution and revocation as Proxy to vote all shares of stock standing in my name on the books of Sirona Dental Systems, Inc. (the “Company”) at the close of business on December 24, 2012, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois, on February 20, 2013, at 11:00 AM, Central Time, and at any and all adjournments, upon the matters set forth in the Notice of the meeting. The Proxy is further authorized to vote in her or his discretion as to any other matters which may come before the meeting. At the time of preparation of the Proxy Statement, the Board of Directors knows of no business to come before the meeting other than that referred to in the Proxy Statement.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN AND WHEN NO INSTRUCTIONS ARE GIVEN WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, AND AGAINST PROPOSAL 4, AS DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ON THIS PROXY.

The proxy statement and annual report to stockholders are available at http://www.envisionreports.com/SIRO